                                                                    EXHIBIT 10.1



                                             SHARE SALE AGREEMENT

                                             BETWEEN

                                             THE PERSONS WHOSE NAMES AND
                                             ADDRESSES ARE SET OUT IN PART 1A OF
                                             THE SCHEDULE ("THE VENDORS")

                                             AND

                                             WEATHERFORD EURASIA LIMITED, (REG
                                             NO. 2440463) HAVING ITS REGISTERED
                                             OFFICE AT 16/17 SOUTH QUAY, GREAT
                                             YARMOUTH, NORFOLK NR30 2RA ("THE
                                             PURCHASER") AND

                                             WEATHERFORD INTERNATIONAL, INC.
                                             INCORPORATED IN THE STATE OF
                                             DELAWARE, UNITED STATES OF AMERICA
                                             ("WEATHERFORD")


WHEREAS:-

(A) Petroline Wellsystems Limited ("the Company") is incorporated in Scotland (No. 72733) as a private company limited by shares. The Vendors are the registered holders and (except for the Trustees who hold their holding of the Sale Shares on trust for the beneficiary or beneficiaries of the Trust) beneficial owners of the whole of the issued share capital of the Company.

(B) The Purchaser wishes to purchase and the Vendors wish to sell the whole of the issued share capital of the Company on the terms and subject to the conditions set out in this Agreement.

(C) Weatherford has agreed to cause the Purchaser to comply with the terms of this Agreement and to be jointly and severally responsible for Purchaser's obligations hereunder.


NOW IT IS HEREBY AGREED as follows:-

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context shall otherwise require, the following expressions shall have the following meanings:-

         "the Accounts"                      means the audited consolidated
                                             balance sheet of the Company as at
                                             the Accounts Date and the audited
                                             consolidated profit and loss
                                             account of the Company for the year
                                             ended on the Accounts Date together
                                             with the directors' and auditor's
                                             reports and other documents annexed
                                             thereto;

         "the Accounts Date"                 means 30 November 1998;

         "Affiliate"                         means, with respect to any person
                                             or entity, any other person or
                                             entity that (i) directly or
                                             indirectly controls the first
                                             person or entity, (ii) is directly
                                             or indirectly controlled by the
                                             first person or entity or

                                             (iii) is under direct or indirect
                                             common control of the first person
                                             or entity.

         "in the Agreed Form"                in relation to any document, means
                                             in the terms agreed between the
                                             parties and for the purpose of
                                             identification signed by the
                                             Purchaser's Solicitors and the
                                             Vendors' Solicitors;

         "Aquatronic"                        Aquatronic Limited, a company
                                             incorporated in Scotland (No.
                                             180106) details of which are set
                                             out in Section A of Part 2 of the
                                             Schedule;

         "Ascari "                           means Ascari Cars Limited details
                                             of which are given in Part 2 (2) of
                                             the Schedule.

         "Associate"                         means any associate or associated
                                             company as such terms are
                                             respectively defined in Sections
                                             417 and 416 ICTA;

         "Astec"                             means Astec Developments Limited;

         "Bank's Security"                   means the floating charge and
                                             Standard Security granted by the
                                             Company in favour of Bank of
                                             Scotland;

         "Business Day"                      means a day on which banks are open
                                             for business in Aberdeen and
                                             London;

         "CA"                                the Companies Act 1985 (as
                                             amended);

         "Cash Consideration"                means the sum of (pound)20 million.

         "Commission"                        means the United States Securities
                                             and Exchange Commission.

         "Completion"                        means completion of the matters set
                                             out in Clause 5;

         "Completion Date"                   means the date of this Agreement;

         "Consideration"                     means the consideration payable by
                                             the Purchaser to the Vendors for
                                             the Sale Shares as set out in
                                             Clause 4;

         "Corporate Restructuring"           means the disposal by the Company
                                             of:-

                                             (a) Ascari and IWT;

                                             (b) 45,000 Redeemable Preference
                                                 Shares of (pound)1 each in Mere
                                                 Engineering Limited; and

                                             (c) certain motor vehicles and
                                                 motor cycles prior to the
                                                 Completion Date

         "Disclosure Letter"                 means the letter dated of even date
                                             with this Agreement signed by the
                                             Warrantors or by the Vendors'
                                             Solicitors on behalf of the
                                             Warrantors and addressed to and
                                             accepted by the Purchaser and
                                             Weatherford or by the Purchaser's
                                             and Weatherford's Solicitors on
                                             behalf of the Purchaser and
                                             Weatherford disclosing:-

                                             (a) information constituting
                                                 exceptions to the Warranties;
                                                 and

                                             (b) particulars of other matters
                                                 referred to in this Agreement.

         "Dormant Subsidiaries"              the dormant subsidiaries of the
                                             Company, details of which are set
                                             out in Section B of Part 2 of the
                                             Schedule;

         "Expio"                             Expio Limited, a company
                                             incorporated in Scotland (no.
                                             191747) details of which are set
                                             out in Section A of Part 2 (1) of
                                             the Schedule;

         "F.A. or F. (No. 2) A"              followed by a stated year, means
                                             the Finance Act or the Finance (No.
                                             2) Act of that year;

         "Fair Market Value"                 means $35.175 peer share of
                                             Weatherford Common Stock;

         "the Group Companies"               means the Company, the UK
                                             Subsidiaries, Petroline L.L.C and
                                             the Dormant Subsidiaries and "Group
                                             Company" shall mean any of them;

         "the Heritable Properties"          means the heritable properties
                                             situated in Scotland brief
                                             particulars of which are set out in
                                             Section A of Part 3 of the
                                             Schedule;

         "ICTA"                              means the Income and Corporation
                                             Taxes Act 1988;

         "IWT" means Independent Well Technology Limited, details of which are given in Part 2 (2) of the Schedule;

         "Intellectual Property Rights"      means all rights to the patents,
                                             including the patents listed in
                                             Part 8 of the Schedule, any patent
                                             rights, inventions, shop rights,
                                             know how, trade secrets, designs,
                                             drawings, art work, plans, prints,
                                             manuals, models, design
                                             registrations, inventor's
                                             certificates, technical information
                                             and data, copyrightable works,
                                             lists of materials, patterns,
                                             moulds, records, diagrams,
                                             formulae, product design standards,
                                             tools, die, jigs, models,
                                             prototypes, product information
                                             literature, computer files,
                                             computer software, hard copy files,
                                             catalogues, specifications,
                                             confidentiality agreements,
                                             confidential information and other
                                             proprietary technology and similar
                                             information; all registered and
                                             unregistered trademarks, service
                                             marks, logos, trade names and all
                                             other trademark rights; all
                                             registered and unregistered
                                             copyrights; and all registrations
                                             for, and applications for
                                             registration of, any of the
                                             foregoing and shall also include
                                             the Group Companies' rights and
                                             know-how as presently constituted
                                             in and to the pipe-slotting
                                             machinery and the know-how as
                                             presently constituted in relation
                                             to the fabrication of the
                                             Expandable Sand Screen;

         "the Leasehold Properties"          means the leasehold properties
                                             situated in Scotland brief
                                             particulars of which are set out in
                                             Section B of Part 3 of the
                                             Schedule;

         "the Management Accounts"           means the unaudited balance sheets
                                             of the Company, QMS and Aquatronic
                                             as at 30 June 1999 and their
                                             unaudited profit and loss account
                                             for the period from the Accounts
                                             Date to 30 June 1999 along with the
                                             unaudited balance sheet and profit
                                             and loss account of Expio for the
                                             period to 31 July 1999, copies of
                                             which form Part 9 of the Schedule;

         "Mr Zwart"                          means Klaas Johannes Zwart, one of
                                             the Vendors;

         "Mrs Zwart"                         means Mirjam Pauline Zwart, one of
                                             the Vendors;

         "the Non-Scottish Properties"       means the properties situated
                                             outwith Scotland owned, leased or
                                             occupied by the Group Companies,
                                             brief particulars of which are set
                                             out in Section C of Part 3 of the
                                             Schedule;

         "Permitted Activities"              means the business of the provision
                                             and supply of personnel by way of
                                             consultancy services and technical
                                             support to businesses or companies
                                             in the oil and gas industries
                                             excluding any services and advice
                                             with respect to matters involving
                                             the design, manufacture or sale of
                                             oil and gas well completion
                                             products and the provision of
                                             completion services relating
                                             thereto, such activities being
                                             included in the Restricted
                                             Business;

         "Petroline L.L.C"                   means Petroline Wellsystems (USA),
                                             L.L.C, a company incorporated under
                                             the laws of Delaware, USA, details
                                             of which are set out in Section A
                                             of Part 2 (1) of the Schedule;

         "the Purchaser's Accountants"       means Arthur Andersen L.L.P.;

         "the Purchaser's Solicitors"        means Dickson Minto W.S., 11 Walker
                                             Street, Edinburgh EH3 7NE;

         "QMS" means Quality Machining Services Limited, a company incorporated in Scotland (No. 148435) details of which are set out in Section A of
                                             Part 2 (1) of the Schedule;

         "Registration Rights Undertaking"   means the Registration Rights
                                             Undertaking set forth in Annex A
                                             hereto.

         "Relevant Proportion"               in relation to any obligation of or
                                             claim against a Warrantor pursuant
                                             to this Agreement means the
                                             proportion set against that
                                             Warrantor's name in Part 1B of the
                                             Schedule;

         "Restricted Business"               means the businesses of the Group
                                             Companies as carried on at or prior
                                             to Completion (excluding the
                                             Permitted Activities);

         "the Sale Shares"                   means the 5,306,336 Ordinary Shares
                                             of 10p each in the capital of the
                                             Company, being the entire issued
                                             share capital of the Company;

         "the Scottish Properties"           means the Heritable Properties and
                                             the Leasehold Properties;


         "SEC Documents"                     means Weatherford's (a) Annual
                                             Report on Form 10-K for the year
                                             ended December 31, 1998, (b)
                                             Quarterly Reports on Form 10-Q for
                                             the quarters ended March 31, 1999
                                             and June 30, 1999, (c) Current
                                             Reports on Form 8-K dated April 29,
                                             1999, May 27, 1999, July 11, 1999,
                                             and August 16, 1999, and (d) proxy
                                             statement with respect to the
                                             Annual Meeting of Stockholders held
                                             on May 7, 1999.

         "the Schedule"                      means the Schedule in 9 parts
                                             annexed to this Agreement which
                                             shall form part of this Agreement;

         "the Securities Act"                means the United States Securities
                                             Act of 1933, as amended;

         "the Share Option Scheme"           means the Inland Revenue approved
                                             employee share option scheme
                                             established by the Company in terms
                                             of Rules of such scheme adopted by
                                             the Company by written resolution
                                             of the members of the Company dated
                                             16 September 1997;

         "Shell" means Shell Research Limited, an English company having an office at Shell Centre, London SE1 7NA,
                                             England, together with Shell's
                                             Affiliates Shell Internationale
                                             Research Maatschappij B.V. and
                                             Shell International Exploration and
                                             Production B.V.

         "Shell Licence"                     means that certain agreement
                                             attached between Shell and
                                             Petroline dated 4th and 15th April
                                             1996;

         "Shelf Registration"                means the Shelf Registration as
                                             defined in the Registration Rights
                                             Undertaking;

         "SSAPs"                             means Statements of Standard
                                             Accounting Practice;

         "Stock Consideration"               means that number of whole shares
                                             of Weatherford Common Stock having
                                             a Fair Market Value equal to
                                             (pound)84 million;

         "Tax"                               has the meaning given in the Tax
                                             Undertaking;

         "Tax Authority"                     has the meaning given in the Tax
                                             Undertaking;

         "the Tax Undertaking"               means the tax undertaking referred
                                             to in Clause 5.2.3 and in the form
                                             set out in Part 6 of the Schedule;

         "TCGA"                              means the Taxation of Chargeable
                                             Gains Act 1992;

         "Title Warranties"                  means the warranties set forth in
                                             Clauses 6.1.1, 6.1.2, 6.1.3 and
                                             6.1.4 of this Agreement and the
                                             warranties set forth in Clauses
                                             2.3, 2.4, 2.5, 6.1, 6.3.1, 6.3.2,
                                             6.3.3, 6.3.5, 6.3.6, 6.3.8, 6.3.9,
                                             6.3.10 and 6.3.11 of Part 4 of the
                                             Schedule.;

         "the Trust"                         means the Fraser T. Innes
                                             Discretionary Trust constituted by
                                             Deed of Trust dated 25 February
                                             1999;

         "the Trustees"                      means Fraser Thomas Innes and P. &
                                             W. Trustees (Aberdeen) Limited as
                                             the trustees of the Fraser T. Innes
                                             Discretionary Trust;

         "the UK Subsidiaries"               means Aquatronic, Expio and QMS;

         "VATA 1994"                         means the Value Added Tax Act 1994;

         "the Vendors' Accountants"          means Ernst & Young, 50 Huntly
                                             Street, Aberdeen AB10 1ZN;

         "the Vendors' Solicitors"           means Paull & Williamsons,
                                             Investment House, 6 Union Row,
                                             Aberdeen AB10 1DQ;

         "the Warranties"                    means the representations,
                                             warranties and undertakings on the
                                             part of the Warrantors set out in
                                             Clause 6 and in Part 4 of the
                                             Schedule and "Warranty" means any
                                             of them;

         "the Warrantors"                    means the individuals listed in
                                             Part 1B of the Schedule;

         "Weatherford Shares"                means the shares of Weatherford
                                             Common Stock to be issued to the
                                             Vendors as the Stock Consideration
                                             pursuant to this Agreement;

         "the Weatherford Common Stock"      means the common stock of
                                             Weatherford, $1.00 par value.

1.2 Words and expressions defined in the Companies Act 1985 shall bear the same meanings in this Agreement.

1.3 Unless the context otherwise requires, the masculine gender shall be deemed to include the feminine and neuter and vice versa and the singular number shall be deemed to include the plural and vice versa.

1.4 The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.5      In this Agreement:-

         1.5.1 references to any statute or statutory provision shall include references to such statute or provision as from time to time amended, extended, re-enacted or consolidated whether before, on or (in the case of re-enactment or consolidation only) after the date of execution hereof, and shall further include all statutory instruments or orders made pursuant thereto;

         1.5.2 references to Clauses or Sub-clauses or to a Part of the Schedule are to clauses and sub-clauses of this Agreement or to parts of the Schedule respectively;

         1.5.3 a reference to a person includes a reference to a firm, a body corporate, an unincorporated association and a statutory or regulatory authority;

         1.5.4 references to any Scottish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall in respect of any jurisdiction other than Scotland be deemed to include what most nearly approximates in that jurisdiction to the Scottish legal term.

2.       CONDITIONS PRECEDENT TO COMPLETION BY VENDORS

2.1 The obligations of the Vendors to complete the sale and purchase of the Sale Shares are subject to the satisfaction (or waiver by the Vendors) of the following conditions:-

         2.1.1 Shelf Registration. Weatherford shall have delivered to the Vendors a draft of the Shelf Registration under the Securities Act to be filed by Weatherford registering the Weatherford Shares.

         2.1.2 Listing. The Weatherford Shares shall have been accepted for listing, subject only to issuance, on the New York Stock Exchange.

         2.1.3 Opinion of Counsel. The Vendors shall have received the favourable opinion, addressed to the Vendors, of Andrews & Kurth L.L.P., counsel for Weatherford, dated as of the Completion Date in the form attached hereto as Annex C.

3.       SALE AND PURCHASE

3.1 Subject to the terms and conditions of this Agreement, including, without prejudice to the foregoing generality, the provisions of Part 5 of the Schedule, the Vendors shall sell as beneficial owners (except for the Trustees who shall sell in their capacity as trustees) and the Purchaser shall purchase the Sale Shares free from all liens, charges and encumbrances but together with all rights attaching to them.

3.2 Each of the Vendors hereby waives any rights of pre-emption, which he may have relating to any of the Sale Shares, whether conferred by the Articles of Association of the Company or otherwise.

4.       CONSIDERATION

4.1 The consideration for the sale and purchase of the Sale Shares shall be the aggregate of the Cash Consideration and the Stock Consideration payable in accordance with Clause 5.5.

4.2 The Vendors shall be entitled to the Consideration in the amounts set out in column 3 of Part 1A of the Schedule.

4.3 Any payment of the Consideration may be made by the Purchaser or the Purchaser's Solicitors on behalf of the Purchaser to the Vendors' Solicitors whose receipt thereof shall be full and complete discharge of the Purchaser, who will not be concerned with the distribution thereof to and among the Vendors.

5.       COMPLETION

5.1 The sale and purchase of the Sale Shares shall be completed on the Completion Date at the offices of the Vendors' Solicitors when, subject to Clause 5.6, all the transactions mentioned in the following sub-clauses shall take place.

5.2 The Vendors shall, subject to performance by the Purchaser of its obligations under Clause 5.5 deliver to the Purchaser:-

         5.2.1 evidence of the exercise of options by the holders thereof pursuant to the Share Option Scheme and transfers of shares resulting therefrom in favour of Klaas Johannes Zwart, one of the Vendors;

         5.2.2 duly completed and signed transfers in respect of the Sale Shares in favour of the Purchaser or as it may direct together with the relative share certificates, or indemnities in respect thereof;

         5.2.3    the Tax Undertaking duly executed by the Warrantors;

         5.2.4 the Disclosure Letter duly executed by or on behalf of the Warrantors;

         5.2.5 the statutory books of the Group Companies and their certificates of incorporation;

         5.2.6 if so requested by the Purchaser, a letter from the existing auditors of the Group Companies resigning their position as such auditors and containing a statement that there are no such circumstances as are referred to in Section 394(1) CA;

         5.2.7 letters of resignation from office from such of the Directors of the Group Companies as the Purchaser may request in the Agreed Form;

         5.2.8 a letter of resignation from office from the Secretary of the Group Companies in the Agreed Form;

         5.2.9 the appropriate forms to amend the mandates given by the Group Companies to their respective bankers;

         5.2.10   evidence of the completion of the Corporate Restructuring;

         5.2.11 confirmation by Shell that they have no objection to the Purchaser or Weatherford as the purchaser of the Sale Shares pursuant to the provisions of Clause 14 (1) of the Shell Licence;

         5.2.12 executed service agreements with Fraser T. Innes, Stuart E. Ferguson, Wayne Rudd and Paul Metcalfe; and

         5.2.13 evidence of the transfer to the Company of all patent and patent rights held by any of the Vendors or their Affiliates which are used in the conduct of the business of the Group Companies.

5.3 The Vendors shall repay all money owing by them to the Group Companies and the Group Companies shall repay all monies owing by them to the Vendors or any of their Affiliates or pension schemes whether due for repayment or not and, except in respect of any obligations of the Group Companies pursuant to the contracts of employment of Fraser Thomas Innes and Stuart Edward Ferguson, two of the Vendors or pursuant to any benefits to which any of the Vendors is entitled under the pension scheme(s) detailed in Part 7 of the Schedule , release the Group Companies from any continuing liability or obligation to the Vendors.

5.4 The Vendors shall procure that a Board Meeting of the Company shall be held at which:-

         5.4.1 it shall be resolved that the transfers referred to in Clause 5.2.2, be approved for registration (subject only to their being duly stamped);

         5.4.2 it shall be resolved to accept any resignations required by the Purchaser in terms of Clause 5.2.7 and the resignation referred to in Clause 5.2.8;

         5.4.3 such persons as the Purchaser may nominate shall be validly co-opted or appointed as Directors or Secretary of the Company; and

         5.4.4 such firm or company as the Purchaser may nominate shall be appointed auditors of the Company.

5.5 Upon completion of the matters referred to in Clauses 5.2 to 5.4 inclusive, (and subject to Clause 5.6) the Purchaser or the Purchaser's Solicitors on behalf of the Purchaser shall

         5.5.1 pay the Cash Consideration to the Vendors' Solicitors on behalf of the Vendors by telegraphic transfer or such other form of electronic transfer as may be notified to the Purchaser's Solicitors by the Vendors' Solicitors; and

         5.5.2 cause there to be issued to the Vendors the Weatherford Shares registered in such name or names as may be requested in writing by the Vendors and shall deliver certificates to the Vendors' Solicitors on behalf of the Vendors. No fractional shares of Weatherford Common Stock shall be issued to the Vendors and to the extent a fractional share would otherwise be issued, the number of Weatherford Shares to be issued would be rounded to the nearest whole.

5.6 The Purchaser may in its absolute discretion waive any requirement contained in Clauses 5.2 to 5.4 (inclusive).

6.       WARRANTIES AND UNDERTAKINGS BY WARRANTORS

6.1 Each of the Warrantors represents, warrants and undertakes to the Purchaser for his own account only in the Relevant Proportion and not jointly and severally that as at the date hereof and as at Completion:-

         6.1.1 the Sale Shares constitute the whole of the issued and allotted share capital of the Company;

         6.1.2 there is no pledge, lien or other encumbrance on, over or affecting those of the Sale Shares owned by him and there is no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

         6.1.3 each of the Vendors is entitled (in the case of the Trustees in their capacity as trustees) to transfer the full legal and beneficial ownership of those of the Sale Shares registered in his name to the Purchaser on the terms of this Agreement without the consent of any third party;

         6.1.4 the information in Part 1A of the Schedule relating to the respective holdings of Sale Shares of the Vendors and in Part 2 of the Schedule relating to the Group Companies is true and accurate;

         6.1.5 save as fairly disclosed in the Disclosure Letter, the Warranties are true and accurate in all respects; and

         6.1.6 Each of the Vendors currently intends to hold the Weatherford Shares as a purely passive investor and not with the intention of attempting to influence the basic decisions of Weatherford or to participate in the management of Weatherford.

6.2 For the purposes of Clauses 6.1.2 and 6.1.3, the representations, warranties and undertakings of Fraser T. Innes, one of the Warrantors, shall be deemed to apply to those of the Sale Shares registered in the name of Fraser T. Innes and P. & W. Trustees (Aberdeen) Limited as trustees of the Fraser T. Innes Discretionary Trust.

6.3 Each of the Warranties and the other obligations of the Warrantors in terms of this Agreement is given and entered into by each Warrantors for his own account only in the Relevant Proportion and not jointly and severally and the Purchaser acknowledges and agrees with each of the Warrantors that their respective liabilities in respect of any claim for breach of this Agreement (including any claims for breach of the Warranties or the Tax Undertaking) shall not exceed the Relevant Proportion of any such claim.

6.4 In relation to any Warranty which refers to the knowledge, information, awareness or belief of the Warrantors then it shall be deemed, except where expressly provided otherwise, to include an additional statement that the Warrantors have made enquiry only of themselves and Gillian Robertson, one of the employees of the Company, the Vendors' Accountants and the Vendors' Solicitors into the subject matter of that Warranty.

6.5 The Purchaser hereby acknowledges that in entering into this Agreement it is not relying on any representations, warranties or undertakings whatsoever and by whomsoever made save for the representations, warranties and undertakings set out in this Agreement.

6.6 By its execution hereof, the Purchaser hereby irrevocably agrees with and undertakes to the Warrantors that notwithstanding any other provisions of this Agreement or any rule of law to the contrary:-

         (a) the Disclosure Letter forms and shall be deemed to have formed part of this Agreement as if its terms were fully set out mutatis mutandis herein;

         (b) the Purchaser has had an opportunity to review all documents listed in the annexures to the Disclosure Letter.

6.7 The provisions of Part 5 of the Schedule shall apply in respect of each of the Warranties and (to the extent specified therein) the Tax Undertaking and/or any claim for breach thereof.

6.8 The Warrantors agree that the Warranties are not and are not to be affected or limited by any previous or other disclosures express or implied to the Purchaser, its officers or representatives or professional advisers (but that always without prejudice to the provisions of 2 (f) (vii) of Part 5 of the Schedule and the content of the Disclosure Letter) or by any investigation made by or on behalf of the Purchaser into the affairs of the Company or any of the UK Subsidiaries or by any information of which the Purchaser or its agents have actual or constructive knowledge.

6.9 The Warrantors undertake not to make and warrant that no other person claiming under or through them will make any claim against the Company or any of the UK Subsidiaries or any officer or employee thereof on whom they may have relied before entering into any term of this Agreement or in the preparation of the Disclosure Letter in respect of any claim under this Agreement or any omission from or statement in the Disclosure Letter.

6.10 Mr. Zwart hereby agrees to be responsible for and to indemnify the Purchaser and the Group Companies for any costs, losses, claims, liabilities and expenses, including reasonable legal fees incurred or suffered by the Purchaser or any of the Group Companies that arise in consequence of (a) any Group Company not holding at Completion any necessary licences relating to waste management and (b) the operation of the businesses of Ascari or IWT or arising out of or relating to the Corporate Restructuring. Such indemnity shall apply for a period of two years from the Completion Date and shall thereafter cease to be enforceable except in respect of any claim thereunder made by the Purchaser or any of the Group Companies prior to the expiry of the said period and in respect of which proceedings have been instituted within three months following the date of such claim. Mr. Zwart represents and warrants that other than pursuant to the Corporate Restructuring or otherwise as set forth in the Disclosure Letter, no assets of the Group Companies have been transferred or assigned to him or his Affiliates or Associates since March 31, 1999.

6.11 None of the Group Companies or their respective Affiliates or Associates has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale by the Vendors of any of the stock or assets of the Group Companies or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a funder or broker with respect thereto whereby such Group Companies or their Affiliates or Associates may be obligated to pay such a fee or commission. The Vendors agree that they are responsible and liable for and will pay any such fees resulting from the sale of the Sale Shares and that any of such fees are not and will not be an obligation of any of the Group Companies. The Vendors agree to indemnify and hold the Purchaser, Weatherford and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any person on the basis of any act, statement, agreement or commitment alleged to have been made by any of the Group Companies or any of the Vendors or any Affiliates or Affiliate of the Group Companies or any of the Vendors with respect to any such fee, commission or expense.

6.12     Securities Law Matters:-

         6.12.1 The Vendors recognise and understand that the Weatherford Shares will not, except as expressly provided in the Registration Rights Undertaking, be registered under the Securities Act or under the securities laws of any other jurisdiction (the "securities laws"). The Weatherford Shares are not being so registered in reliance upon exemptions from the Securities Act and the securities laws which are predicated, in part, on the representations, warranties and agreements of the Vendors contained herein.

         6.12.2 Each of the Vendors represents and warrants that (i) the Vendor has business knowledge and experience, such experience being based on actual participation therein, (ii) the Vendor is capable of evaluating the merits and risks of an investment in the Weatherford Shares and the suitability thereof as an investment therefor and (iii) the Weatherford Shares to be acquired by the Vendor will be acquired solely for investment and not with a view toward resale or redistribution in violation of the Securities Act or the securities laws, it being acknowledged that the Vendors will have the right to resell the shares as provided in the Registration Rights Undertaking and any resale or intended resale by them pursuant to the registration rights provided therein will not be a breach of this representation.

         6.12.3 The Vendors agree that the certificates representing the Weatherford Shares will be imprinted with the following legend, the terms of which are specifically agreed to:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY JURISDICTION, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN

                  OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

                  The Vendors understand and agree that appropriate stop transfer notations will be placed in the records of Weatherford and with its transfer agents in respect of the Weatherford Shares to be issued to the Vendors. Weatherford agrees that any Weatherford Shares sold pursuant to an effective registration statement, including a registration statement or the Shelf Registration filed pursuant to the Registration Rights Undertaking, shall have the above legend removed to permit the closing of the sale within three Business Days of written notice of the sale and certification by the Vendors that the sale was made pursuant to the plan of distribution described in the registration statement or the Shelf Registration and the prospectus delivery requirements under the Securities Act were fully complied with in connection with the sale.

7. WARRANTIES AND UNDERTAKINGS BY THE PURCHASER AND WEATHERFORD; REGISTRATION RIGHTS; SHARE PRICE PROTECTION

7.1 The Purchaser and Weatherford hereby jointly and severally represent, warrant and undertake to the Vendors that as at the date hereof and as at Completion:

         7.1.1 Organisation and Qualification. Each of Weatherford and the Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

         7.1.2 Articles of Incorporation; By-Laws. Weatherford has furnished to the Vendors a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of each of Weatherford and the Purchaser. Neither Weatherford nor the Purchaser is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

         7.1.3    Capitalisation

                  (a) As of the date of this Agreement, the authorised capital stock of Weatherford consists of (i) 250,000,000 shares of Weatherford Common Stock and (ii) 3,000,000 shares of preferred stock, par value $1.00 per share.

                  (b) At Completion, the Weatherford Shares will be duly authorised, validly issued, fully paid and non-assessable and not subject to adverse claims of third parties or pre-emptive rights created by statute, Weatherford's Articles of Incorporation or By-Laws or any agreement to which Weatherford is a party or is bound. Upon delivery of the Weatherford Shares at Completion, the Vendors will own the Weatherford Shares free and clear of all adverse claims.

         7.1.4 Authority; Enforceability. Each of Weatherford and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, the Registration Rights Undertaking and the Tax Undertaking, to perform its obligations under each such agreement, and to consummate the transactions contemplated by each such agreement. The execution and delivery of each agreement, the Registration Rights

                  Undertaking and the Tax Undertaking by each of Weatherford and the Purchaser, and the consummation by each of Weatherford and the Purchaser of the transactions contemplated by each such agreement, have been duly authorised by all necessary corporate action and no other corporate proceedings on the part of Weatherford or the Purchaser are necessary to authorise this Agreement, the Registration Rights Undertaking or the Tax Undertaking or to consummate the transactions contemplated by each such agreement. This Agreement, the Registration Rights Undertaking and the Tax Undertaking have each been duly executed and delivered by each of Weatherford and the Purchaser and, assuming the due authorisation, execution and delivery by the Vendors, each constitutes a legal, valid and binding obligation of Weatherford and the Purchaser, enforceable against each of them in accordance with their terms, subject to public policy limitations with respect to the indemnification provided in the Registration Rights Undertaking.

         7.1.5    No Conflict; Required Filings and Consents

                  (a) The execution and delivery of this Agreement by Weatherford and the Purchaser do not, and the performance of this Agreement by Weatherford and the Purchaser will not (i) conflict with or violate the Articles or Certificate of Incorporation or By-Laws or equivalent organisational documents of Weatherford or the Purchaser, or any resolution adopted by the board of directors or stockholders of Weatherford or the Purchaser, (ii) subject to (A) obtaining the consents, approvals, authorisations and permits of, and making filings with or notification to, any governmental or regulatory authority, whether domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements of any foreign or domestic federal, state or local law, statute, ordinance, rule, regulation, order, judgement or decree ("Laws") or of any third party, and (B) obtaining the consents, approvals, authorisations and permits of, and making filings with or notifications to any Governmental Entities pursuant to the applicable requirements of Law, conflict with or violate any Laws applicable to Weatherford, the Purchaser or any of Weatherford's subsidiaries or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Weatherford, the Purchaser or any of Weatherford's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Weatherford, the Purchaser or any of Weatherford's subsidiaries is a party or by which Weatherford, the Purchaser or any of Weatherford's subsidiaries or any of their respective properties is bound or affected, except for any such matters described in clause (ii) or (iii) that would not have a Weatherford Material Adverse Effect. For purposes of this Agreement, Weatherford Material Adverse Effect means any change or effect that, individually or when taken together with all such other changes or effects, is or would reasonably be considered to be materially adverse to the condition, financial or otherwise, results of operation, prospects, business, properties, assets or liabilities of Weatherford and its subsidiaries, taken as a whole.

                  (b) Based in part on the representations by the Vendors, the execution and delivery of this Agreement by Weatherford and the Purchaser do not, and the performance of this Agreement by Weatherford and the Purchaser shall not, require any prior consent, approval, authorisation or permit of, or filing with or notification to, any Governmental Entities or other third party in addition to those required to be disclosed in the Disclosure Letter.

         7.1.6    Reports; Financial Statements

                  (a) Since 31 December 1997, Weatherford and its subsidiaries have filed (i) all forms, reports, statements, notices and other documents required to be filed with the Commission (collectively, the "Weatherford SEC Reports"). The Weatherford SEC Reports were prepared in all material respects in accordance with the requirements of applicable laws (including the Securities Act and the Securities Exchange Act of 1934, as amended, as the case may be). As of their respective dates, the Weatherford SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since the filing of Weatherford's latest quarterly report on Form 10-Q or current report on Form 8-K filed with the Commission, there has been no Weatherford Material Adverse Effect that has not been disclosed through press releases issued by Weatherford.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Weatherford SEC Reports (i) has been prepared in all material respects in accordance with the published rules and regulations of the SEC and Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis throughout the periods involved (except (x) to the extent required by changes in GAAP and (y) with respect to Weatherford SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly presents the consolidated financial position of Weatherford and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that (A) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and (B) any pro forma financial information contained in such consolidated financial statements is not or may not be necessarily indicative of the consolidated financial position of Weatherford and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

         7.1.7 Completion; Disclosure. Each of the representations and warranties set forth in this Clause 7 shall be deemed made at and as of the date of this Agreement and as at Completion, except to the extent such representations and warranties specifically refer to a date other than the date of this Agreement.

         7.1.8 Investment Representations. The Purchaser understands that the Sale Shares will not have been registered under the Securities Act, that there is no established market for the Sale Shares, and that the Sale Shares must be held indefinitely and cannot be transferred unless an exemption from such registration is available with respect to such transfer.

         7.1.9 Certain Proceedings. There is no pending Proceeding that has been commenced against Weatherford or the Purchaser, or against any of their officers, directors or stockholders in connection with the affairs of Weatherford or the Purchaser, and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by the Agreement or that involves material claims not disclosed in the Weatherford SEC Reports against Weatherford or its affiliates. To the knowledge of Weatherford and the Purchaser, no such Proceeding has been threatened. For purposes of this Agreement, a Proceeding means any action, binding arbitration, audit, hearing, formal investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before the Commission.

7.2 Weatherford agrees to register for resale all of the Weatherford Shares pursuant to the terms of the Registration Rights Undertaking.

7.3 Weatherford and the Purchaser agree to provide to the Vendors the following price protection with respect to the Weatherford Shares:

         7.3.1 Subject to the terms of this Clause 7.3, if a Vendor sells any Weatherford Shares on or before the Protection Termination Date (which date follows the Completion Date by 365 days plus such additional number of days following the effectiveness of the Shelf Registration during which Vendors were not entitled or not legally permitted to sell Weatherford Shares under the Shelf Registration) in a bona fide open market transaction to a person who is not an Affiliate or Associate of any of the Vendors (a "Resale") at a net sales price per share (after deducting customary brokerage fees, commissions and discounts of any brokerage or investment banking firm approved by Weatherford (a list of approved firms will be provided; such list will include DLJ, Merrill Lynch, Morgan Stanley and Lehman Brothers) that may be assisting in the Resale) ("Net Sale Price") that is less than $35.175 (the "Floor Price"), Weatherford and the Purchaser agree to pay such selling Vendor an amount equal to the number of Weatherford Shares sold in the Resale multiplied by the difference between the Floor Price and the Net Sale Price per share (less such brokerage fees, commissions and discounts) received in the Resale (each payment referred to above is referred to herein as an "Additional Payment").

         7.3.2 On the fifth Business Day following the receipt by Weatherford of documentation of a Resale, including a copy of the broker's transaction report for the Resale which shall include the gross sales price per Weatherford Share sold in the Resale, an Additional Payment shall be paid by the Purchaser or Weatherford to the appropriate selling Vendor by wire transfer of same day funds (as designated by such Vendor).

         7.3.3 If (i) the closing sales price of the Weatherford Common Stock, as reported by the New York Stock Exchange, is greater than 120% of the Floor Price for a period of twenty consecutive trading days subsequent to the date the Shelf Registration is declared effective by the Commission and (ii) during the entirety of such twenty consecutive trading days Vendors were entitled and permitted to sell Weatherford Shares pursuant to the Shelf Registration, Weatherford and the Purchaser shall not be obligated to make Additional Payments for sales of Weatherford Shares made after such period.

         7.3.4 For purposes of this Clause 7.3, references to the Weatherford Common Stock and the Weatherford Shares shall include any stock, securities, cash or other property that may be received by a stockholder who held a share of the Common Stock on the Completion Date in respect of such share and all references to the market value of the Weatherford Common Stock as of any date shall mean the sum of the market value of the Weatherford Common Stock and such other stock, securities, cash or other property that may be received by a holder of the Weatherford Common Stock in respect of a share of Weatherford Common Stock as of the Completion Date. The determination of the value of any security shall be based on the closing sale price of that security on the principal stock exchange on which it is listed if that security is traded on a national securities exchange. If the principal market in which a security is traded is an automated trading system, such as NASDAQ, the market value on any day shall be the average of the high and low bid price for that security on that day. If any other security or property is received, its value shall be determined by agreement by a nationally recognised investment banking firm selected in good faith by Weatherford. In the event of a reclassification of the Weatherford Common Stock into a greater or lesser number of shares of Weatherford Common Stock, all references to numbers of shares of Weatherford Common Stock and all market prices for the Weatherford Common Stock, including the Floor Price, shall be appropriately adjusted to reflect such reclassification.

         7.3.5 For purposes of this Clause 7.3, in the event there is a distribution of any stock, securities, cash or other property by Weatherford to the Weatherford stockholders, the Floor Price shall be reduced by the market value (as of the distribution date) of such stock, securities, cash or other property so received in respect of a share of the Common Stock and thereafter if there is a disposition of such stock, securities or other property by the Vendor who receives the same, the price protection provided in Clause 7.3.1 shall apply to any resale of all or part of such stock, securities or other property, with the Floor Price with respect to such stock, securities or other property being the market value of such stock, securities or other property used for reducing the Floor Price in the first instance. The value of any such stock, securities or other properties shall be determined and calculated in the same manner as provided in Clause 7.3.4.

         7.3.6 Weatherford is currently contemplating a spin-off of its drilling products division to its stockholders. A hypothetical example of adjustments for that spin-off pursuant to Clause
                  7.3 is set forth in Annex B hereto.

7.4 As used hereinbelow: (i) a "Registration Failure" means that the Shelf Registration has not been declared effective by the Commission (or if, having been declared effective, a stop order is issued by the Commission or other proceedings are brought by the Commission which prevent sales pursuant to the Shelf Registration on the applicable Put
         Date); (ii) First Put Date means the date that is ninety days after the Completion Date; (iii) Second Put Date means the date that is one hundred and eighty days after the Completion Date; and (iv) Third Put Date means the date that is two hundred and seventy days after the Completion Date.

         7.4.1 If a Registration Failure exists on the First Put Date, then each Vendor shall have the right and option exercisable for thirty days after the First Put Date, to compel the Purchaser and Weatherford to repurchase all or any portion of one-third of the Weatherford Shares received by such Vendor (and any stock, securities or other property received as a distribution in respect of such Weatherford Shares), at a price equal to the Floor Price of the shares (as defined in Clause 7.3.1) plus a cash payment that is equal to interest, calculated at the base rate from time to time of Bank of Scotland plus 1%, from the Completion Date until paid, on the amount that is equal to three times the aggregate Floor Price of the shares as to which the option is exercised.

         7.4.2 If a Registration Failure exists on the Second Put Date, then each Vendor shall have the additional right and option exercisable for thirty days after the Second Put Date, to compel the Purchaser and Weatherford to repurchase all or any portion of an additional one-third of the Weatherford Shares (and any stock, securities or other property received as a distribution in respect of such Weatherford Shares) received by such Vendor, at a price equal to the Floor Price of the Shares (as defined in Clause 7.3.1), plus a cash payment that is equal to interest, calculated at the base rate from time to time of Bank of Scotland plus 1% from the Completion Date until paid, on the amount that is equal to two times the aggregate Floor Price of the shares as to which the option is exercised.

         7.4.3 If a Registration Failure exists on the Third Put Date, then each Vendor shall have the right and option, exercisable for thirty days after the Third Put Date, to compel the Purchaser and Weatherford to repurchase all or any portion of an additional one-third of the Weatherford Shares (and any stock, securities or other property received as a distribution in respect of such Weatherford Shares) received by such Vendor, at a price equal to the Floor Price of the shares (as defined in Clause 7.3.1) plus interest, calculated at the base rate from time to time of Bank of Scotland plus 1%, from the Completion Date until paid, on the amount that is equal to the aggregate Floor Price of the shares as to which the option is exercised.

         7.4.4 Each option created by Section 7.4 in favour of a Vendor is exercisable by written notice from such Vendor to Purchaser during the exercise period of such option. If an option is exercised the completion of the purchase and sale of the shares shall occur on the fifth Business Day thereafter. The Vendor shall deliver certificates representing the shares, duly endorsed for transfer to Weatherford, against which delivery Weatherford and the Purchaser shall pay the amount due the selling Vendor by wire transfer of same day funds (as designated by such Vendor) in pounds sterling. Weatherford hereby unconditionally and irrevocably agrees to cause the Purchaser to comply with its obligations under this Agreement and to be jointly and severally liable for the performance by the Purchaser of its agreements and obligations hereunder as if Weatherford were the primary party hereto. Weatherford and the Purchaser, jointly and severally, will indemnify Vendors (or any of them) for any loss, damage, cost or expense (including, without limitation, reasonable attorneys' fees) incurred by any Vendor by reason of the failure of Weatherford or the Purchaser to comply with any of its agreements, covenants or undertakings in this Agreement, the Tax Undertaking and/or the Registration Rights Undertaking or the inaccuracy, breach or incorrectness of any warranty or representation of Weatherford or the Purchaser herein or therein.

8.       RESTRICTIVE COVENANT

8.1 For the purposes of assuring to the Purchaser the benefit of the businesses and goodwill of the Group Companies, Mr Zwart and Mrs. Zwart each undertakes to the Purchaser and Weatherford that they will not:-

         8.1.1 for a period of three years after the Completion Date either solely or jointly with any other person, firm or company directly or indirectly carry on or be engaged or interested (except as the holder for investment of securities dealt on a stock exchange and not exceeding 5 per cent in nominal value of the securities of any class) in any Restricted Business;

         8.1.2 for a period of three years after the Completion Date, without the prior written consent of the Purchaser, solicit or endeavour to entice away the services of any employee of or contractor to any Group Company engaged in skilled or managerial work at any time in the period of one year immediately prior to the Completion Date;

         8.1.3 in competition with any Group Company for a period of three years after the Completion Date solicit, or endeavour to solicit, the custom of any person, firm or company who was a customer of any Group Company in connection with the Restricted Business at any time during the period of one year immediately prior to the Completion Date;

         8.1.4 except to the extent required by law and in such circumstances only after prior consultation with the Purchaser not at any time disclose or make public any secret or confidential professional or trade information which it has acquired in connection with the Restricted Business and will not use any such information to the detriment of or in competition with any Group Company.

8.2 Mr Zwart and Mrs. Zwart hereby acknowledges and agrees that the duration, extent and application of the respective restrictions in Clause 8.1 is reasonable in the circumstances and that such restrictions are separate and severable restrictions and are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and Weatherford but that, if any such restriction shall be adjudged (either when taken with others or by itself) by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period was reduced and/or the area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of the court with such modifications as may be necessary to make it valid and effective.

8.3 The Purchaser and Weatherford hereby agree with and acknowledges to Mr. Zwart that none of the restrictions contained in Clause 8.1 shall apply to the Permitted Activities.

9.       ENTIRE AGREEMENT

         This Agreement, the Registration Rights Undertaking, the Tax Undertaking and the Disclosure Letter contain the entire agreement between the parties with respect to the transactions contemplated herein and shall supersede all prior proposals, representations, agreements and negotiations relating thereto, whether written, oral or implied, between the parties or their respective advisers or any of them, and no modification or alteration of this Agreement shall be effective unless in writing duly executed by the parties hereto.

10.      DELAY/FAILURE TO PROCEED

         No failure or delay by either party to exercise any right or power hereunder shall operate as a waiver thereof nor shall any partial exercise of such right or power preclude any other or further exercise thereof or the exercise of any other right.

11.      ANNOUNCEMENTS

         Neither party shall prior to Completion make any announcement of or concerning this Agreement unless the prior written consent of the other party has been obtained to the making of such announcement and the terms thereof have been agreed in advance by that other party provided that nothing in this Clause shall restrict the making of any public announcement required by law or by any regulatory body. Subsequent to the Completion, none of the Vendors shall make any announcement of or concerning this Agreement without the prior written consent of the Purchaser and Weatherford.

12.      ASSIGNATION

12.1 Subject to Clause 12.2, neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.

12.2 The Purchaser and Weatherford shall be entitled without the consent of any of the other parties hereto to assign their rights under this Agreement to any Affiliate or Associate of the Purchaser.

12.3 Subject to Clause 12.1, this Agreement shall be binding upon each party's successors, permitted assignees, executors and legal representatives.

13.      COSTS AND EXPENSES

13.1 Save as otherwise provided herein, the Purchaser and the Vendors shall bear their own respective costs and expenses in relation to the preparation, execution and implementation of this Agreement and the sale and purchase of the Sale Shares. The Purchaser shall be responsible for payment of any stamp duty or equivalent tax or levy in any other jurisdiction on this Agreement and on the transfers of the Sale Shares to be effected hereunder.

14.      RIGHT TO DAMAGES

14.1 Notwithstanding any rule of law to the contrary, the Purchaser shall be entitled to retain the Sale Shares and to claim damages for any breach of any provision of this Agreement (including the Warranties and the Tax Undertaking) by the Warrantors.

15.      SEVERABILITY

         If any term or provision in this Agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this Agreement and the validity and enforceability of the remainder of this Agreement shall not be affected.

16.      NOTICES

16.1 All notices, requests, demands or other communications to be given or made under this Agreement shall be in writing and shall be given or made:-

         16.1.1 in the case of the Vendors or the Warrantors to the addresses set out in Part 1A or 1B of the Schedule respectively

                  With a copy to: Paull & Williamsons
                  Address:        Investment House, 6 Union Row, Aberdeen AB10
                                  1DQ
                  Attention:      Sidney Barrie/Nicholas J. Dalgarno

         16.1.2 in the case of the Purchaser, to Weatherford Eurasia Limited and Weatherford International, Inc., c/o Weatherford International, Inc., 515 Post Oak Blvd., Suite 600, Houston, Texas 77027, marked "For the attention of Curtis W. Huff, Senior Vice President and General Counsel"

                  With a copy to: Dickson & Minto W.S.
                  Address:        11 Walker Street, Edinburgh, Scotland EH3 7NE
                  Attention:      Roddy Bruce

         Provided always that either party may, by written notice to the other, substitute another address in the United Kingdom for the service of notices hereunder.

16.2 Notices may be given by being delivered to the address for the service of notices of the addressee (in which case the notice shall be deemed to be served at the time of delivery) or by being sent by recorded delivery mail (in which case the notice shall be deemed to be served 48 hours after the time of posting) or by being sent by fax (in which case the notice shall be deemed to be served on receipt of the appropriate transmission receipt).

16.3 In proving service of any notice, it shall be sufficient to prove that delivery was made or that the envelope containing the notice was properly addressed and posted recorded delivery or that the fax was sent, as the case may be.

17.      GOVERNING LAW

         This Agreement shall be governed by and construed in all respects in accordance with the laws of Scotland and the parties hereto hereby irrevocably prorogate the non-exclusive jurisdiction of the Scottish
         Courts: IN WITNESS WHEREOF this Agreement consisting of this and the
         preceding     pages, together with the Schedule annexed, is executed in
         duplicate at Aberdeen, Scotland on the 2nd day of September, 1999 as follows:-

                                       Klaas Johannes Zwart


                                       Mirjam Pauline Zwart


                                       Fraser Thomas Innes
                                                 Director for and on behalf of
                                                 P. & W. Trustees (Aberdeen)
                                                 Limited


                                       Stuart Edward Ferguson


SUBSCRIBED for and on behalf of Weatherford Eurasia Limited by one of its directors in the presence of-

                                       Weatherford Eurasia Limited


SUBSCRIBED for and on behalf of Weatherford International, Inc. by one of its officers in the presence of-

                                       Weatherford International, Inc.

                                     ANNEX A

                         REGISTRATION RIGHTS UNDERTAKING


This Registration Rights Undertaking ("Agreement"), dated as of 2 September 1999, is made by and among Weatherford Eurasia Limited, a company incorporated in England and Wales (Reg No. 2440463) and having its Registered Office at 16/17 South Quay, Great Yarmouth, Norfolk NR30 2RA (the "Purchaser"); Weatherford International Inc, a Delaware corporation ("Company"), and those certain holders listed on the signature page(s) hereto (individually a "Holder" and collectively the "Holders"), who hereby agree as follows:-

1.       INTRODUCTION

         For purpose of this Agreement, the following terms shall have the meanings ascribed to them below.

         "Agreement"                         shall mean this Registration Rights
                                             Undertaking, as amended,
                                             supplemented or otherwise modified
                                             from time to time;

         "best lawful efforts"               shall mean the efforts that a
                                             prudent business person desirous of
                                             achieving a result would use under
                                             similar circumstances to ensure
                                             that such result is achieved as
                                             expeditiously as possible;

         "Common Stock"                      means the Company's common stock,
                                             par value $1.00 per share;

         "Completion Date"                   means the date of the closing of
                                             the transactions by the Purchaser,
                                             Company and Holders, pursuant to
                                             the Share Sale Agreement, dated of
                                             even date herewith (the "Share Sale
                                             Agreement");

         "Exchange Act"                      shall mean the United States
                                             Securities Exchange Act of 1934, as
                                             amended, or any successor
                                             legislation thereto (including the
                                             rules and regulations promulgated
                                             thereunder);

         "Registrable Securities"            shall mean (a) the Shares and (b)
                                             any Common Stock or other
                                             securities of the Company issued or
                                             issuable with respect to any of the
                                             Shares by way of stock dividend or
                                             stock split, or in connection with
                                             a combination of shares,
                                             recapitalisation, merger,
                                             consolidation or other
                                             reorganisation or otherwise. As to
                                             any particular Registrable
                                             Securities, such securities shall
                                             cease to be Registrable Securities
                                             when (i) such securities may be
                                             sold without any of the conditions
                                             or limitations of paragraphs (c),
                                             (e)(1), (e)(2) and (f) of Rule 144,
                                             whether such conditions or
                                             limitations arise from the status
                                             of the Registrable Securities as
                                             "restricted securities", (ii) such
                                             securities shall have been
                                             transferred, new certificates not
                                             bearing a legend restricting
                                             further transfer shall have been
                                             delivered by the Company and
                                             subsequent disposition of them
                                             shall not require registration or
                                             qualification of them under the

                                             Securities Act or any state
                                             securities or blue sky law then in
                                             force, or (iii) such securities
                                             shall have ceased to be
                                             outstanding;

         "Rule 144"                          shall mean Rule 144 promulgated by
                                             the SEC under the Securities Act,
                                             or any successor to such rule;

         "Rule 145"                          shall mean Rule 145 promulgated by
                                             the SEC under the Securities Act,
                                             or any successor to such rule;

         "Rule 158"                          shall mean Rule 158 promulgated by
                                             the SEC under the Securities Act,
                                             or any successor to such rule;

         "SEC" shall mean the United States Securities and Exchange Commission, or any successor agency thereto;

         "Securities Act"                    shall mean the United States
                                             Securities Act of 1933, as amended,
                                             and the rules and regulations
                                             promulgated thereunder;

         "Shares" means the Common Stock issued to each Holder pursuant to the Share Sale Agreement.

         The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement. Capitalised terms used in this Agreement but not defined herein shall have the meanings ascribed to them in the Share Sale Agreement.

2.       SHELF REGISTRATION

         (a) On or prior to the date which is ten Business Days after the Completion Date, the Company will file a "shelf" registration statement (the "Shelf Registration") on Form S-3 (or other appropriate form) pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted under that Act) with respect to dispositions of all of the Registrable Securities for resale in a non-underwritten offering in accordance with subsection (b) below. The Company will use its best lawful efforts to cause the Shelf Registration to be declared effective as promptly as it practicable after such filing and, subject to subsections (c) and (d) below, will use its best lawful efforts to keep the Shelf Registration effective, supplemented and amended to the extent necessary to assure that it is available for sale of the Registrable Securities by the Holders thereof (and public resale of the Registrable Securities covered by the Shelf Registration) and that it conforms with the requirements of this Agreement, the Act, and the policies, rules and regulations of the SEC, in each case during the entire period (the "Shelf Effective Period") beginning on the date such Shelf Registration shall first be declared effective under the Securities Act (the "Shelf Effective Date") and ending on the earliest to occur of
                  (i) the second anniversary of the Shelf Effective Date plus such additional number of days during which Holders were not entitled or legally permitted to sell the Registrable Securities, (ii) such date by which all of the Registrable Securities have been sold, or (iii) such date by which all of the Registrable Securities may be sold without any of the conditions or limitations of paragraphs (c), (e)(1), (e)(2) and (f) of Rule 144, by virtue of status of the Registrable Securities as "restricted securities".

         (b) Each Holder will, within five Business Days after the Completion Date, furnish the Company in writing any of the information specified in Items 507 and 508 of

                  Regulation S-K under the Act, or any other information, reasonably required by the Company for use in the Shelf Registration or any new prospectus or prospectus supplement or post-effective amendment.

         (c) If during the Shelf Registration Period the Company believes that an event or events have occurred which, in the good faith opinion of the Company, require the filing of a new prospectus or prospectus supplement or post-effective amendment in order that the prospectus not contain any misstatement of a material fact or not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made) not misleading (a "Corrective Filing"), then the Company shall promptly so notify the Holders (a "Material Event Notice"), and the Company shall prepare and file with the SEC and deliver to such Holders such Corrective Filing, as promptly as practicable but in any event within ten days after the date of Material Event Notice is given, except that the Company may delay such filing for such number of days, not to exceed 75, if the Company determines that (i) the public disclosure of any of the information requiring the Corrective Filing is impractical or would have a material adverse effect on the Company, or (ii) the filing of such Corrective Filing would have a significant disruptive effect on any material transaction then pending. If any new prospectus or prospectus supplement or post-effective amendment is required in connection with the Shelf Registration other than a Corrective Filing (any such filing, other than a Corrective Filing, is herein called a "Routine Filing"), the Company will so notify the Holders in writing (a "Filing Notice") and shall prepare and file with the SEC and deliver to the Holders such Routine Filing as promptly as practicable but in any event within ten days after the date the Filing Notice is given. The Holders may make Sales of the Registrable Securities under the Shelf Registration during the Shelf Effective Period, but if the Holders have received a Material Event Notice or Filing Notice, Sales may not be made from the time such notice is received until the date on which the Corrective Filing or Routine Filing, as the case may be, has been filed or if the Corrective Filing or Routine Filing is a post-effective amendment, the date the post-effective amendment has become effective under the Securities Act, of which the date the Company shall give prompt notice to the Holders.

         (d)      Notwithstanding anything to the contrary contained in this
                  Section 2, the Company shall be permitted, on written notice to the Holders, to suspend the period of sale or distribution of the Shares at any time:

                  (i) during the period beginning ten days prior to the estimated date of filing, and ending on the date twenty days following the effective date of, a registration statement pertaining to an underwritten public offering of securities for the account of the Company, provided however, the Company is actively employing in good faith its best lawful efforts to cause such registration statement to become effective;

                  (ii) during a period, not to exceed sixty days, in which the Company is in possession of material non-public information concerning it or its business and affairs, the public disclosure of which, in the good faith judgement of the Company as certified in a certificate signed by the President or Chief Executive Officer of the Company and furnished to the Holders that would have a material adverse effect on the Company or in which it is engaged in any material acquisition, transaction or disposition transaction that would, in the good faith judgement of the Company as certified in a certificate signed by the President or Chief Executive Officer of the Company and furnished to the Holders, be significantly disrupted by a sale or distribution.

        (e) The Company's filing of a report under the Exchange Act that is incorporated by reference into the prospectus shall be considered to be a Corrective Filing if such filing eliminates the necessity of otherwise making a Corrective Filing.

        (f) The Company may give such stop transfer instructions as it shall deem reasonably necessary to prevent any Sale of Registrable Securities under the Shelf Registration at any time when the Holders are not permitted to make such a Sale, but the Company will be responsible for any Losses sustained by the Holders by reason of any failure by the Company to lift any such instructions so as to permit the Holders to deliver Registrable Securities on a timely basis.

3.      PIGGYBACK REGISTRATION

        (a) Right to Piggyback - Whenever the Company proposes to register any of its Common Stock for its own account under the Securities Act (other than pursuant to a registration granted, sold or to be sold exclusively to employees or directors of the Company or a registration statement filed pursuant to Rule 145 under the Securities Act, or a shelf registration pursuant to Rule 415), the Company will give prompt written notice to the Holders of its intention to effect a registration and will, subject to Section 3(b) below, include in such registration Holder's Shares with respect to which the Company has received written requests for inclusion therein within ten days after the giving of notice by the Company. All registrations requested pursuant to this Section 3(a) are referred to herein as "Piggyback Registrations".

        (b) Priority on Piggyback Registrations - If a Piggyback Registration involves the registration of shares of Common Stock offered in a firm commitment underwritten offering and the managing underwriter(s) for the offering advise the Company that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number of Common Stock which can be sold in such offering without affecting the success of the offering of the securities of the Company to be offered and sold by the Company for its own account, the Company will so advise the Holders in writing and will include in such registration that number of shares of Common Stock which the managing underwriter(s) have advised the Company, in their opinion, will not affect the success of the offering of the securities of the Company to be offered and sold by the Company for its own account, such number of shares to be included in such registration in accordance with the following priorities: (i) first, the Common Stock and other securities, if any, that the Company proposes to sell; (ii) second, the Common Stock and securities, if any, that any person (other than the Holders) having piggyback registration rights granted prior to the date hereof who by their terms have priority over the rights of the Holders on registration, proposes to sell; and (iii) third, on a pro-rata basis, (A) the Holder's Shares requested to be included in such registration pursuant to Section 3(a) above and (B) any other Common Stock owned by persons other than the Holders having rights to participate in an underwritten registered offering of Common Stock and who have notified the Company of their intention to participate in such registration.

        (c) The Company may, without the consent of any Holder, withdraw any registration statement referred to in Section 3(a) prior to the effectiveness thereof and abandon any proposed offering initiated by the Company, notwithstanding the request of a Holder to participate therein in accordance with this Section 3, if the Company determines that such action is in the best interests of the Company.

        (d) Selection of Underwriters - If the Piggyback Registration is an underwritten offering, the Company will select a managing underwriter(s) of nationally recognised standing.

4.       REGISTRATION PROCEDURES

         Whenever the Holders have requested that any Holder's Shares be registered, or are otherwise entitled to have such shares registered, pursuant to this Agreement, and subject to Sections 2(c), 2(d) and 3(b) above, the Company will use its best lawful efforts to effect the registration of such Holder's Shares and pursuant thereto the Company will:-

         (a) prepare and file with the SEC under the Securities Act a registration statement with respect to such Holder's shares, and use its best lawful efforts to cause such registration statement to become effective and to remain effective as provided herein;

         (b) prepare and file with the Commission such amendments and supplements, if any, to such registration statement and the prospectus used in connection therewith as may be necessary to
                  (i) keep such registration statement effective during the Shelf Registration Period, if such registration statement is the Shelf Registration and otherwise for a period which is the earlier of (A) ninety days or (B) until the completion of the distribution under such registration statement and (ii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

         (c) furnish to each seller of Holder's Shares such number of copies of such registration statement (including exhibits), each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) as such seller may reasonably request in order to facilitate the disposition of such shares;

         (d) use its best lawful efforts to register or qualify such Holder's Shares under such securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Holder's Shares owned by such seller, provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

         (e) notify each seller of Holder's Shares at any time when a prospectus relating thereto is required to be delivered under the Securities act, when it becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances then existing, and, as promptly as practicable thereafter (but subject to Sections 2(c) and 2(d) in the case of the Shelf Registration), prepare in sufficient quantities a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Holder's Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances then existing;

         (f) subject to the execution of confidentiality agreements in a form satisfactory to the Company, make reasonably available for inspection by any seller of Holder's Shares, the Representative Counsel (as hereinafter defined) and any attorney, accountant or other agent retained by any such Representative Counsel, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller. Representative Counsel, attorney, accountant or agent in connection with such registration statement to the extent such information is reasonably necessary to satisfy any of its obligations under applicable law.

         (g) upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(e), such Holder will forthwith discontinue such Holder's disposition of Holder's Shares pursuant to the registration statement covering such Holder's shares until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(e) and, if the Company shall give any such notice, the period mentioned in Section 4(b) shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of any Holder's Shares and other shares of Common Stock covered by such registration statement shall have received the copies of the supplemented or amended prospects contemplated by Section 4(e);

         (h) in connection with the preparation and review pursuant to this Agreement of any registration statement or prospectus or any amendments or supplements thereto, the Holders of a majority of the Holder's Shares included in such registration will choose one counsel ("Representative Counsel") who shall participate in the registration process on their behalf; co-ordinate requests by sellers of Holder's Shares for information from the Company and act as liaison between such Holders or their individual counsel, accountants and agents and the Company; and

         (i) provide the Holders and Representative Counsel a reasonable opportunity to review and comment on any fling to be made in connection with any such registration, other than documents incorporated by reference in such registration statement.

         In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof.

5.       REGISTRATION EXPENSES

         Whether or not any registration pursuant to this Agreement shall become effective, all expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, National Association of Securities Dealers' fees, fees and expenses of compliance with state securities or blue sky laws, printing and engraving expenses and fees and disbursements of counsel for the company, the Representative Counsel, the independent certified public accountants for the Company, underwriters (excluding discounts and commission) and other persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne by the Company, provided however, that each seller of Holder's Shares shall pay (A) any underwriting discounts and selling commissions applicable to Holder's Shares sold by the Holders and (B) all fees and disbursements of counsel for the Holders (other than the Representative Counsel); provided further, that the Company's obligation to pay the fees, expenses and disbursements of Representative Counsel shall be limited to reasonable fees, expenses and disbursements.

6.       INDEMNIFICATION

         (a) Indemnification by the Company - The Company agrees to indemnify, with respect to any registration statement filed by it, to the full extent permitted by law, each Holder, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities act) against all losses, claims, damages, liabilities and expenses (including without limitation, reasonable fees and expenses of legal counsel) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information with respect to such Holder furnished in writing to the Company by such Holder expressly for use therein.

         (b) Indemnification by Holders - In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the company in writing such information with respect to such Holders as the Company reasonably requests for use in connection with any such registration statement or prospectus and agrees to indemnify, to the fullest extent permitted by law, the Company, its directors and officers and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation, reasonable fees and expenses of legal counsel) resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is caused by or contained in any information with respect to such Holder so furnished in writing by such Holder expressly for use therein and the Company does not know, at the time such information is included in the registration statement, prospectus, preliminary prospectus, amendment or supplement, that such information is false or misleading. Notwithstanding the foregoing, the liability of a Holder under this subsection
                  (b) shall be limited to an amount equal to the net proceeds from the sale of the Holder's Shares.

         (c) Failure to Deliver Prospectus - A person that would otherwise be entitled to indemnification under subsection (a) or (b) shall not be so entitled to the extent that the losses, claims, damages, liabilities and expenses would not have resulted but for such party's failure to deliver timely a copy of the registration statement or prospectus or preliminary prospectus or any amendments or supplements thereto that such party was legally obligated to deliver and, if the indemnified party is a Holder, that pertain to the Shelf Registration.

         (d) Conduct of Indemnification Proceedings - Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice or the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such person will claim indemnification pursuant to this Agreement, such indemnified party shall notify the indemnifying party in writing of the commencement thereof or of such involvement, as the case may be, but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In any case any such action referred to under subsection (a) or (b) shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defence thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defence thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defence thereof other than reasonable costs of investigation. The indemnifying party shall promptly pay, upon submission of invoices by the indemnified party, all expenses incurred by the indemnified party for which indemnification is provided, which payment shall be made to the person who submitted the invoice or, if the indemnified party submits evidence (reasonably satisfactory to the indemnifying party) that the indemnified party has paid such invoice, then to the indemnified party. The indemnifying party shall not be required to indemnify the indemnified party with respect to any amounts paid in settlement of any action, proceeding or investigation entered into without the written consent of the indemnifying party.

         (e)      Contribution - If the indemnification provided for in this
                  Section 6 is unavailable for reasons other than the express provisions of this Agreement, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense and any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things whether the untrue or alleged untrue statement of a material fact or the omission to the state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 6(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 6(e).

         (f) Indemnification and Contribution of Underwriters - In connection with any underwritten offering contemplated by this Agreement, the Company will agree to customary provisions for indemnification and contribution in respect of losses, claims, damages, liabilities and expenses of the underwriters by the Company.

         Notwithstanding any other provision of this Section 6, no Holder shall be required to contribute any amount or make any payments under this Agreement which in the aggregate exceed the net proceeds from the sale of the Holder's Shares.

7.       PARTICIPATION IN UNDERWRITTEN REGISTERED OFFERINGS

         No person may participate in any offering that is underwritten on a firm underwriting basis hereunder unless such person (a) agrees to sell such securities on the basis reasonably provided in any underwriting arrangements and (b) complete and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, custody agreements and other documents reasonably required under the terms of such underwriting arrangements. For purposes of this Section 7, an arrangement, agreement or other document will be deemed to be reasonable if it is customarily required by the underwriter.

8.       PUBLIC SALE OR DISTRIBUTION OF SECURITY

         To the extent not inconsistent with applicable law, each Holder whose Registrable Securities are included (or in the case of Section 3(b), permitted to be included but not included) in a registration statement pursuant to Section 2 or 3 agrees not to effect any public sale or distribution of the security being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Act, during the period beginning ten days prior to the date on which the offering is expected to be made and the ninety day period (or such shorter period as may be required by the Company or the managing underwriter or underwriters with respect to any officer or director or shareholder of the Company) beginning on the effective date of a registration statement (except, in each case, as part of such registration), if and to the extent reasonably requested by the managing underwriter or underwriters in the case of an underwritten public offering.

9.       MISCELLANEOUS

         (a) Termination - This Agreement and all rights and obligations hereunder with respect to any Holder's Shares (except for the indemnification rights provided in Section 6 hereof which shall survive forever) will terminate on the first day on which there are no remaining Registrable Securities, but such termination shall not operate to release any party from any liability or obligation that was owed at the time of such termination.

         (b) Waivers - Except as otherwise provided herein, the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of Holders of all of the Holder's Shares.

         (c) Amendments - Except as otherwise provided herein, this Agreement may be amended only with the written consent of the Company and the Holders of all of the Holder's Shares.

         (d) Subsequent Holders of Holder's Shares - This Agreement shall not be assignable by the Holders.

         (e) Severability - Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         (f) Counterparts - This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all counterparts taken together will constitute one and the same Agreement.

         (g) Descriptive Headings - The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         (h) Governing Law - All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts, of State of Texas.

         (i) Notices - All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent to each of the Holders or subsequent holders of the Holder's Shares as the case may be, at their respective addresses on the books of the Company, and to the Company at the address indicated below:

                  If to the Company or Purchaser:-

                  c/o Weatherford International, Inc.
                  515 Port Oak Boulevard, Suite 600
                  Houston, Texas 77027
                  Telecopy: (713) 693 4484
                  Attention: Curtis W. Huff, Senior Vice-President and
                             General Counsel

                  with a copy to:

                  Andrews & Kurth, L.L.P
                  600 Travis, Suite 4200
                  Houston, Texas 77002
                  Telecopy: (713) 220 4285
                  Attention: Robert V. Jewell

                  or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

         (j) Benefit of Agreement - No person not a party to this Agreement shall have rights under this Agreement as third party beneficiary or otherwise.

         (k) Entire Agreement - This Agreement is the entire agreement between the Company, on the one hand, and the Holders, on the other hand, with respect to registration by the Company of securities issued by the Company.

         (l) Aircraft Carrier Release - The parties recognise that fundamental changes in the SEC's registration procedures may be made by adopted of the SEC's Aircraft Carrier Release in its current or any revised form. Should that occur, or should such changes otherwise occur, the parties will amend this Agreement in a reasonable manner so as to approximate as closely as possible the same access of the Holders to the public markets for their Registrable Securities without materially increasing any burden to the company of providing that access.

         (m) Guarantee - All obligations of the company under this Agreement are guaranteed by the Purchaser as a debtor bound jointly and severally with the Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

                                        WEATHERFORD EURASIA LIMITED

                                        WEATHERFORD INTERNATIONAL, INC.


                                        HOLDERS:

                                        Klaas Johannes Zwart

                                        Mirjam Pauline Zwart

                                        Fraser Thomas Innes

                                        P. & W. Trustees (Aberdeen) Limited

                                        Stuart Edward Ferguson

         ANNEX B


               HYPOTHETICAL EXAMPLE OF ADJUSTMENTS FOR A SPIN-OFF


Assume the initial Floor Price is $40.00

Prior to the Protection Termination Date, Weatherford completes a spin-off of its drilling products division ("DP"). On the date the shares of DP are distributed to Weatherford stockholders (the "DP Distribution Date"), the market value of the DP shares (calculated in accordance with Clause 7.3.4) is $7.50 per share.

Beginning on the day after the DP Distribution Date, for purposes of Clause 7.3 the Floor Price applicable to Resales of Weatherford common stock shall be $32.50 ($40.00 minus $7.50) and the Floor Price for the DP shares shall be $7.50.

Resales of either or both securities would be entitled to the same price protection with the newly-established Floor Prices.

                                  THE SCHEDULE

                                     PART 4

                                   WARRANTIES

References in this Part 4 of the Schedule and in Parts 5 and 6 of the Schedule to "the Company" shall unless the context otherwise requires be deemed where applicable to include a reference to the Group Companies.

1        ACCOUNTS

1.1      THE ACCOUNTS


1.1.1 The Accounts were prepared in accordance with the historical cost convention and the bases and policies of accounting adopted in preparing the Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting periods.

1.1.2    The Accounts:-

1.1.2.1 give a true and fair view of the assets and liabilities of the Company at the Accounts Date and its profits for the financial period ended on that date;

1.1.2.2 comply with the requirements of the Companies Acts and other relevant statutes;

1.1.2.3  comply with all FRSs applicable to a United Kingdom company;

1.1.2.4 are not affected by any extraordinary, exceptional or non-recurring item;

1.1.2.5 properly reflect the financial and trading position of the Company as at their date;

1.1.2.6 make full provision or reserve for all liabilities and full disclosure of capital commitments of the Company outstanding at the Accounts Date;

1.1.2.7 make provision or reserve, in accordance with the principles set out in the notes included in the Accounts, for all Tax liable to be assessed on the Company or for which it may be accountable in respect of the period ended on the Accounts Date.

1.1.3 No amount included in the Accounts in respect of any asset, whether fixed or current, exceeds its purchase price or production cost (within the meaning of CA Schedule 4) or (in the case of current assets) its net realisable value on the Accounts Date.

1.2      THE MANAGEMENT ACCOUNTS

1.2.1 The Management Accounts disclose with reasonable accuracy the financial position of the Company as at their date.

1.3      VALUATION OF STOCK-IN-TRADE AND WORK IN PROGRESS

1.3.1 In the Accounts and in the accounts of the Company for the three preceding financial years the stock-in-trade and work in progress of the Company have been treated in accordance with SSAP 9.

1.4      DEPRECIATION OF FIXED ASSETS

1.4.1 In the Accounts and in the accounts of the Company for the three preceding financial years, the fixed assets of the Company have been depreciated in accordance with SSAP 12.

1.5      BOOK DEBTS

1.5.1 No part of the amounts included in the Management Accounts, or subsequently recorded in the books of the Company, as owing by any debtor is overdue by more than twelve weeks, or has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent to be irrecoverable or is now regarded by the Company as irrecoverable in whole or in part.

1.6      BOOKS AND RECORDS

1.6.1 All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Company:

1.6.1.1  are in its possession;

1.6.1.2  have been properly kept and completed; and

1.6.1.3  do not contain any material inaccuracies or discrepancies.

2        CORPORATE MATTERS

2.1      DIRECTORS

2.1.1 The only directors of the Company are the persons whose names are listed in relation to the Company in Part 2 of the Schedule.

2.2      SUBSIDIARIES, ASSOCIATIONS AND BRANCHES

2.2.1    The Company:

2.2.1.1 is not, and has never been, the holder or beneficial owner of nor has it agreed to acquire any share or loan capital of any company other than the Subsidiaries and the Dormant Subsidiaries (whether incorporated in the United Kingdom or elsewhere);

2.2.1.2 has not outside the United Kingdom any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double taxation relief order current at the date of this Agreement).

2.2.2 The Dormant Subsidiaries have no obligations, commitments or liabilities (contingent or otherwise).

2.3      OPTIONS OVER THE COMPANY'S CAPITAL

2.3.1 Except as required by this Agreement, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of the Company (including any option or right of pre-emption or conversion).

2.4      NEW ISSUES OF CAPITAL

2.4.1 Other than pursuant to the exercise of options under the Share Option Scheme as disclosed in the Disclosure Letter, no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Company since the Accounts Date.

2.5      COMMISSIONS

2.5.1 No one is entitled to receive from the Company any finder's fee, brokerage or other commission in connection with the sale and purchase of the Sale Shares under this Agreement.

2.6      MEMORANDUM AND ARTICLES OF ASSOCIATION, STATUTORY BOOKS AND RESOLUTIONS

2.6.1 The copy of the memorandum and articles of association of the Company delivered to the Purchaser's Solicitors is accurate and complete in all respects.

2.6.2 The register of members and other statutory books of the Company have been properly kept and contain an up to date record of the matters with which they should deal.

2.6.3 No notice or allegation that any of the foregoing is incorrect or should be rectified has been received.

2.7      DOCUMENTS FILED

2.7.1 All returns, particulars, resolutions and documents required by the Companies Acts or any other legislation to be filed with the Registrar of Companies, or any other authority, in respect of the Company have been duly filed.

2.8      POSSESSION OF DOCUMENTS

2.8.1 All title deeds relating to the assets of the Company, and an executed copy of all agreements to which the Company is a party, and the original copies of all other documents which are owned by or which ought to be in the possession of the Company are in its possession.

2.9      INVESTIGATIONS

2.9.1 As far as the Warrantors are aware, no investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company are pending or taking place or have occurred.

3        FINANCE

3.1      DIVIDENDS AND DISTRIBUTIONS


3.1.1 Since the Accounts Date the Company has not, nor is it treated as having, declared or paid any dividend or other distribution (as defined in ICTA Part VI Chapter II as extended by ICTA Section 418).

3.1.2 All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its articles of association and the applicable provisions of the Companies Acts.

3.2      BANK AND OTHER BORROWINGS

3.2.1 Details of all limits on the Company's bank overdraft facilities have been supplied to the Purchaser in the Disclosure Letter.

3.2.2 The total amount borrowed by the Company from each of its bankers does not exceed its agreed facilities.

3.2.3 The Company has not outstanding, nor has it agreed to create or issue, any loan capital; nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Accounts.

3.2.4 The Company has not received notice from any lenders of money, requiring repayment or intimating the enforcement of any security; and there are no circumstances known to the Warrantors which, so far as they are aware, are likely to give rise to any such notice.

3.3      LOANS BY AND DEBTS DUE TO THE COMPANY

3.3.1 The Company has not lent any money which has not been repaid to it, or owns the benefit of any debt (whether or not due for payment), other than trade debts which have arisen in the ordinary course of its business.

3.4      LIABILITIES

3.4.1 There are no material liabilities of the Company known to the Warrantors which are outstanding other than those liabilities disclosed in the Management Accounts or incurred in the ordinary and proper course of trading since the Management Accounts Date.

3.4.2 There has been no exercise or purported exercise of, or claim for, any charge, lien, encumbrance or equity over any of the fixed assets of the Company; and there is no dispute directly or indirectly relating to any of its fixed assets.

3.5      BANK ACCOUNTS

3.5.1 A complete and accurate statement of the bank accounts of the Company as at 1 September 1999 has been supplied to the Purchaser and is attached to the Disclosure Letter.

3.6      GOVERNMENT GRANTS

3.6.1 Full details of all grants, subsidies or financial assistance applied for or received by the Company within the five years preceding the Completion Date from any governmental department or agency or any local or other authority have been supplied to the Purchaser in the Disclosure Letter.

4        TRADING

4.1      CHANGES SINCE ACCOUNTS DATE

4.1.1 Since the Accounts Date the business of the Company has been continued in the ordinary and normal course.

4.2      EFFECT OF SALE OF SALE SHARES

4.2.1    Compliance with the terms of this Agreement does not and will not:

4.2.1.1 result in the breach of, or constitute a default under any agreement or document to which the Company is a party, or any provision of the memorandum or articles of association of the Company or any encumbrance, lease, contract, order, judgement, award, injunction, interdict, regulation or other restriction or obligation of any kind by which or to which any asset of the Company is bound or subject;

4.2.1.2 relieve any person from any contractual obligation to the Company or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right under an agreement with or otherwise in respect of the Company;

4.2.1.3 result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of the assets of the Company;

4.2.1.4 result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity.

4.2.1.7 so far as the Warrantors are aware, (but without any enquiry) cause any director or senior employee of the Company to leave employment.

4.2.1.8 by reason only of Completion entitle any third party to terminate any contract, licence or other agreement to which any of the Group Companies is a party.

4.3      JOINT VENTURES AND PARTNERSHIP

4.3.1 The Company is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association; and the Company is not, nor has it agreed to become, a party to any agreement or arrangement for sharing commissions or other income.

4.4      AGREEMENTS RELATING TO THE MANAGEMENT AND BUSINESS

4.4.1 There are no agreements, arrangements or understandings between the Company and any person who is a shareholder or the beneficial owner of any interest in it, or in any company in which the Company is interested, or any Associate of any such person, relating to the management of the Company's business, the appointment or removal of directors of the Company, the ownership or transfer of ownership or the letting of any of the assets of the Company, the provision, supply or purchase of finance goods, services or other facilities to, by or from the Company, or in any other respect relating to the Company's affairs.

4.5      AGENCY AGREEMENTS AND AGREEMENTS RESTRICTING BUSINESS

4.5.1 The Company is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or any restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on, or which in any way restricts its freedom to carry on the whole or any part of its business in the United Kingdom or elsewhere in such manner as it thinks fit.

4.5.2 The Company is not bound by any undertaking or assurances given to any court or governmental agency.

4.6      LITIGATION, DISPUTES AND WINDING UP

4.6.1 The Company is not engaged in any litigation or arbitration proceedings as pursuer or defender, plaintiff or defendant; there are no proceedings pending or threatened either by or against the Company and there are no circumstances known to the Warrantors which are likely to give rise to any litigation or arbitration.

4.6.2 There is no dispute with any revenue or other official, department in the United Kingdom or elsewhere, in relation to the affairs of the Company and there are no facts known to the Warrantors which may give rise to any dispute.

4.6.3 There are no claims pending or threatened against the Company by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance and there are no circumstances known to the Warrantors likely to give rise to any such claims.

4.6.4 No order has been made or resolution passed for the winding up of the Company nor has any petition been presented for that purpose; no diligence, arrestment, distress, execution or other process has been levied in respect of the Company which remains undischarged and as far as the Warrantors are aware there is no unfulfilled or unsatisfied judgement or court order outstanding against the Company.

4.6.5 As far as the Warrantors are aware (but without any enquiry) no steps have been taken by any third party to appoint a receiver, administrator or judicial factor to the Company or in respect of any of its assets.

4.7      COMPLIANCE WITH STATUTES

4.7.1 The Company has conducted and is conducting its business in all material respects in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere.

4.7.2 The Company does not carry on (nor has it, at any time when not an authorised person under Chapter III, Financial Services Act 1986, carried on) investment business in the United Kingdom within the meaning of the Financial Services Act 1986, Section 1.

4.8      DOCUMENTS STAMPED

4.8.1 All documents which affect the right, title or interest of the Company in or to any of its property, undertaking or assets, or to which the Company is a party and which attract stamp duty have been duly stamped.

4.9      BUSINESS NAMES

4.9.1 The Company does not use, and has never used, a name for any purpose other than its full corporate name.

4.10     POWERS OF ATTORNEY

4.10.1   No power of attorney given by the Company is in force.

4.11     LICENCES AND CONSENTS

4.11.1 The Company has obtained all necessary material licences and consents for the proper carrying on of its business and all such licences and consents are valid and subsisting; the Company has at all material times complied with all terms and conditions imposed by or otherwise applicable to such licences and consents.

4.12     SUBSISTING CONTRACTS

4.12.1 Particulars of all subsisting agreements or arrangements which are or may be material in relation to the business or affairs of the Company have been disclosed to the Purchaser.

4.12.2 Particulars of all tenders, offers, bids, work specifications, pre-qualifications and the like issued by or on behalf of the Company and which are currently outstanding (and whether or not accepted) have been disclosed to the Purchaser.

4.12.3 The Company is not in breach of any material agreements or arrangements to which it is a party.

4.13     PURCHASES AND SALES FROM OR TO ONE PARTY

4.13.1 Neither more than 10% of the aggregate amount of all the purchases, nor more than 10% of the aggregate amount of all the sales, of the Company are obtained or made from or to the same supplier or customer (including any person in any way connected with such supplier or customer).

4.14     GUARANTEES AND INDEMNITIES

4.14.1 No guarantee, or agreement for indemnity or for suretyship given by or for the accommodation of the Company is outstanding.

5        EMPLOYMENT

5.1      EMPLOYEES AND TERMS OF EMPLOYMENT

5.1.1 Full particulars of the identities, dates of commencement of employment, or appointment to office, and terms and conditions of employment of all the employees and officers of the Company, including without limitation profit sharing, commission, bonus and discretionary bonus arrangements, motor car entitlement, share option entitlement, entitlements to life, disability and/or accident insurance cover, private medical cover, staff discounts, housing allowance and any and all other perquisites of office or employment have been delivered to the Purchaser together with details of all bonus payments, profit sharing or commission payments, pension payments and any other discretionary payments made or committed to be made by the Company since the Accounts Date.

5.1.2 There are no agreements or arrangements (whether or not legally binding) between the Company and any trade union or other body representing employees.

5.1.3 No contract of service exists between the Company and a director or employee in relation to which any relevant requirements of CA Section 319 have not been fulfilled.

5.2      TERMINATION OF CONTRACTS OF EMPLOYMENT

5.2.1 All subsisting contracts of service to which the Company is a party are determinable at any time on 3 months' notice or less without compensation (other than compensation in accordance with the Employment Rights Act 1996).

5.2.2 No executive of the Company, who is in receipt of remuneration in excess of (pound)40,000 per annum, and no officer of the Company has given or received notice terminating his employment and except as expressly contemplated in this Agreement, no such executive or officer will be entitled to give such notice as a result of this Agreement or has left the employment of the Company within the 6 months preceding Completion.

5.3      INDUSTRIAL DISPUTES AND NEGOTIATIONS

5.3.1 The Company is not involved in any industrial dispute with any of its employees and there are no facts known to the Warrantors which might reasonably be expected to result in such an industrial dispute.

5.4      INDUSTRIAL AGREEMENTS

5.4.1 The Company has not entered into any recognition agreement with a trade union.

5.5      REDUNDANCIES

5.5.1 No employee will become redundant and be entitled to a redundancy payment as a result of this Agreement.

5.6      PENSIONS

5.6.1 Apart from the pension scheme referred to in Part 7 of the Schedule ("the Scheme") the Company is not under any liability or obligation or a party to any ex-gratia arrangement or promise to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide 'relevant benefits' within the meaning of ICTA Section 612 to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit, pension or death benefit or similar schemes or arrangements in relation to or binding on the Company or to which the Company contributes.

5.6.2 All payments required to be made by the Company in respect of the Scheme have been made.

5.6.3 Details of the Scheme have been provided to the Purchaser in the Disclosure Letter.

6        ASSETS

6.1      OWNERSHIP OF ASSETS

6.1.1 At the Accounts Date the Company owned and had good title to all the assets included in the Accounts and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good title to all assets included in the Accounts and to all assets acquired since the Accounts Date.

6.1.2 Other than the Bank's Security the Company has not created, granted or agreed to create or grant any security interest or other encumbrance in respect of any of the fixed assets included in the Accounts or acquired or agreed to be acquired since the Accounts Date.

6.1.3 Except as disclosed in the Accounts, none of the property, assets, undertaking, goodwill or uncalled capital of the Company is subject to, and the Company has not agreed to grant, any option, charge, lien or encumbrance, or right of pre-emption.

6.2      INSURANCE

6.2.1 All the stock-in-trade and the assets and undertakings of the Company of an insurable nature are, and have at all material times been, insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by it.

6.2.2 No claim is outstanding or may be made under any of the policies of insurance of the Company and as far as the Warrantors are aware no circumstances exist which are likely to give rise to such a claim.

6.2.3 All liabilities of the Company (including without limitation employers liability, public liability and product liability) normally insured against by persons carrying on the same business as the Company are adequately insured.

6.2.4 The Company has not failed to disclose any material fact to any of its insurers or so far as the Warrantors are aware done or omitted to do any act or thing which may entitle the Company's insurers to avoid liability under any of the Company's policies of insurance.

6.3      INTELLECTUAL PROPERTY RIGHTS AND TRADE SECRETS

6.3.1 All Intellectual Property Rights used or required by the Company in connection with its business are in full force and effect and are vested in and beneficially owned by it.

6.3.2 The Company is the sole beneficial owner of the Intellectual Property Rights listed in Part 8 of the Schedule and (where registration is possible) the Company has been and is registered as proprietor.

6.3.3 No right or licence has been granted to any person by the Company to use in any manner or to do anything which would or might otherwise infringe any of the Intellectual Property Rights referred to in Clauses
         6.3.1 and 6.3.2 above; no act has been done or omission knowingly permitted by the Company whereby they or any of them have ceased or might cease to be valid and enforceable.

6.3.4 The business of the Company (and of any licensee under a licence granted by the Company) as now carried on and the use by the Company of the Intellectual Property Rights referred to in Clauses 6.3.1 and 6.3.2 above does not, infringe any Intellectual Property Right of any other person or give rise to a liability to pay compensation pursuant to the Patents Act 1977 Sections 40 and 41 and no such infringement has occurred in the past.

6.3.5 Nothing has been done by the Company which would enable any licensee under a licence of Intellectual Property Rights granted by or to the Company to be terminated or which in any way constitutes a breach of the terms of any licence.

6.3.6 The Company has received no notification by or on behalf of any third party challenging the use or registration by the Company of any of the Intellectual Property rights used or required by the Company in connection with its business.

6.3.7 The Company has duly paid all registration and/or renewal fees in respect of all Intellectual Property Rights owned by it for which fees are payable.

6.3.8 None of the Vendors nor any of the past or present employees of the Company has any rights or interests in any of the Intellectual Property Rights referred to in Clause 6.3.1 or 6.3.2 above.

6.3.9 The Shell Licence is in full force and effect and by reason only of Completion it cannot be terminated or changed without the consent of the Company.

6.3.10 The Company does not require any additional licences or rights from Shell or its Affiliates to conduct its business or to manufacture, sell or rent the expandable slotted tubular products currently manufactured and sold by the Company.

6.3.11 No third parties have any rights in and to the Intellectual Property listed in Part 8 of the Schedule.

7        SCOTTISH PROPERTIES

7.1      TITLE

7.1.1 The Scottish Properties comprise all the properties currently owned, occupied or otherwise used by the Company in Scotland in connection with its business.

7.1.2 The Company is in occupation of and has received no challenge to its occupancy of the Scottish Properties and the Company has not disponed its heritable interest in or assigned or sub-leased its leasehold interest in the Scottish Properties nor has it entered into any other agreement whereby a third party has been given or is entitled to occupation of the Scottish Properties.

7.1.3 There are no options or rights of pre-emption or similar rights in favour of third parties affecting the Scottish Properties which may be binding on the Company. The Company has not agreed to dispose of the Scottish Properties or any part thereof or interest in and has not agreed to acquire the whole or any part of any other land or buildings or any interest (including as tenant or licensee), option, right or right of pre-emption in any other land.

7.1.4 No Group Company has any outstanding or contingent liability in respect of any lease or licence other than in respect of the Leasehold Properties and the Non-Scottish Properties.

7.1.5 As far as the Warrantors are aware all title conditions and burdens affecting the Heritable Properties have been implemented or if of a continuing nature have been complied with to date.

7.1.6 No deeds which are capable of being recorded in the Register of Sasines or given effect to in the Land Register and no floating charge, debenture or other security document (other than the Bank's Security) in respect of or affecting the Scottish Properties have been granted by the Company.

7.1.7    The Scottish Properties are not held in trust for any other party.

7.2      ENCUMBRANCES

7.2.1 The Scottish Properties are not subject to any outgoings other than business rates, water rates and insurance premiums and other normal outgoings incurred in relation to commercial property in Scotland and in the case of the Leasehold Properties rent and service charges all of which have been paid to date.

7.3      DISPUTES ETC

7.3.1 There are no current disputes between the landlords and the tenants in respect of the Leasehold Properties nor between the Company and any neighbouring owner or occupier with respect to any matter including without limitation any dispute in relation to boundary walls and fences or with respect to any servitudes, easements, rights over or means of access to, any of the Scottish Properties nor in so far as the Warrantors are aware are there any impending actions, claim or demands between the Company and any third party affecting the Scottish Properties.

7.4      INSURANCE, RATES ETC.

7.4.1 The information provided to the Purchaser with respect to the insurance policies is complete and accurate in all material respects.

7.4.2 The rates applicable to the Scottish Properties are those shown on the Valuation Roll and there are no appeals or reassessments pending in that respect.

7.5      LEASEHOLD PROPERTIES

7.5.1 The Company has not received any notice that it is in breach of any of the leases under which the Leasehold Properties are held.

7.5.2 There are no rent reviews in progress under the leases of the Leasehold Properties and no rent reviews have been agreed or determined otherwise than on the basis of open market value.

7.5.3 As far as the Warrantors are aware the Company has not received any notice requiring it to remedy any disrepair, wants of repair or dilapidations in respect of, or maintenance or renewals to the buildings and other structures comprising the Leasehold Properties.

7.5.4 No application for landlords' consent or approval has been refused or is outstanding and landlords' consent has been granted in respect of each alteration, improvement or extension of the Leasehold Properties, all of which are to be disregarded at rent review.

7.5.5 As far as the Warrantors are aware the Company has and is complying with all of the obligations of the tenants in respect of the Leasehold Properties and the Warrantors are not aware of any breach of any obligations of the landlords in respect of the Leasehold Properties.

7.5.6 The leasehold documents exhibited to the Purchaser include all leases, licences, minutes of variation, back letters and other documentation relative to the Company's occupation of the Leasehold Properties.

7.6      ENVIRONMENTAL MATTERS

7.6.1    References in this Clause to:

7.6.1.1  "the environment" includes references to land, air and water;

7.6.1.2 "Environmental Laws" means any law relating to or pertaining to the environment and/or the health and safety of the public and/or workers and/or the workplace and/or the generation, transportation, storage, treatment or disposal of materials of environmental concern which are in force as at the date of Completion and includes but is not limited to references to common law, nuisance, the Public Health Acts, the Control of Pollution Act 1974, the Rivers (Prevention of Pollution) (Scotland) Act 1951 and 1965, the Water (Scotland) Act 1980, the Health and Safety at Work, Etc. Act 1974, the Food & Environment Act 1985, the Water Act 1989, the Environmental Protection Act 1990, the Environment Act 1995 and the Planning (Hazardous Substances) (Scotland) Act 1997 and all amendments thereto and re-enactments thereof and all regulations made thereunder and any subsidiary legislation relating thereto and all codes of practice issued thereunder or in connection therewith and all EC Directives;

7.6.1.3 "consent" and "licence" mean any consent, approval, authorisation, exemption, licence, order, permission, recording or registration under Environmental Health Laws (and references to obtaining consents and/or licences shall be construed accordingly);

7.6.2 The existing uses of the Scottish Properties have been and are being carried out in compliance in all material respects with all Environmental Laws and all demands from any body or authority charged with overseeing the same have been complied with in full.

7.6.3 All consents and licences with regard to the Scottish Properties or the use of the Scottish Properties required under the Environmental Laws are subsisting at the date hereof.

7.6.4 There is no outstanding notification, official or otherwise, nor has any such notification been received under Environmental Laws requiring the Group Companies to take or omit to take any action nor have any notices been served on any of the Scottish Properties pursuant to Environmental Laws and relating to any breach of such Environmental Laws or any conditions contained in any licences held and as far as the Warrantors are aware, there are no proposals pending to serve such a notice.

7.6.5 The Group Companies have not received nor are the Warrantors aware of any proposals to serve on it notice from the Secretary of State or any local or central governmental body or any authority in respect of any matter or substance stored at any of the Scottish Properties in connection with the location, construction or maintenance of storage facilities or any works precautions or other steps required to be carried out thereto.

7.6.6 No prosecutions have been brought against the Group Companies in connection with any breach of Environmental Laws relating to the use of any of the Scottish Properties both past and present.

7.6.7 The Group Companies have not received from any of their employees or any persons in surrounding or neighbouring properties any notice of complaint in respect of any of the businesses carried out at any of the Scottish Properties in connection with any substance emitted from or allowed to accumulate thereon.

7.6.8 As far as the Warrantors are aware, no works have been carried out on the Scottish Properties under any Environmental Laws by any statutory authority in respect of which such authority is entitled to recover costs and the Group Companies are not under any investigation or enquiry in relation to environmental matters and the conduct of its business at any of the Scottish Properties by any competent authority.

7.7      PLANNING LEGISLATION AND BUILDING CONTROL

7.7.1 No planning permission in respect of the Scottish Properties has been revoked and there is no application for planning permission awaiting determination or at appeal.

7.7.2 As far as the Warrantors are aware none of the following has in the past affected the Scottish Properties: structural defects, flooding, mining activities, subsidence, rising damp, wet or dry rot or any infestation.

8.       NON-SCOTTISH PROPERTIES

8.1 In this paragraph 8 of Part 4 of the Schedule, a reference to "the Company" shall, unless the context otherwise requires, be deemed to include a reference to the UK Subsidiaries and Petroline L.L.C.

         GENERAL

8.2 The Non-Scottish Properties comprise all the properties owned, occupied or otherwise used by the Company outwith Scotland in connection with its business.

8.3 The Group Companies are in occupation of and have received no challenge to their occupancy of the Non-Scottish Properties and the Company has not disposed of or assigned or sub-leased its interest in the Non-Scottish Properties nor has it entered into any agreement to do so.

9.       YEAR 2000

         All computer hardware, software, embedded chips and related systems of the Company are Year 2000 Compliant (as such term is defined in the British Standards Institute document PD 2000 part 1).

                                  THE SCHEDULE

                                     PART 5

                                   LIMITATIONS


(1) The liability of the Warrantors in respect of the Warranties and the Tax Undertaking shall be limited as provided in this Part of the Schedule.

(2) The liability of the Warrantors under, arising out of, or in connection with the Warranties and the Tax Undertaking shall be restricted in each of the following respects:-

         (a) the liability of the Warrantors (i) in respect of the Warranties shall cease on the date which is twelve months after the Completion Date except in respect of the Title Warranties, which shall cease on the date which is five years after the Completion Date, and (ii) in the case of any claim under the Tax Undertaking shall cease, on the date which is seven years after the Completion Date except in either case in respect of any bona fide claim intimated in writing (together with reasonable details of the facts and circumstances giving rise to such claim and a reasonable estimate of the aggregate liability of the Warrantors in respect of such claim) by notice to each of the Warrantors on or before the relevant date provided always that legal proceedings in respect of such claim (in the absence of settlement or discharge of such claim) shall have commenced within twelve months after such written notice is first served on the Warrantors;

         (b) the liability of each of the Warrantors in respect of any claim under the Warranties and in aggregate and/or the Tax Undertaking shall not exceed an amount equal to the Relevant Proportion of such claim(s);

         (c) no claim shall be made against any of the Warrantors under the Warranties and/or the Tax Undertaking unless and until the amount thereof or the aggregate amount of all such claims exceeds (pound)500,000 (excluding interest and costs) provided that, the Warrantors shall be liable only for the excess above (pound)500,000;

         (d) the aggregate liability of the Warrantors for damages for breach of the Warranties and/or the Tax Undertaking shall be limited to (pound)30,000,000 (excluding interest and costs) (other than the Title Warranties, which shall be limited to the Consideration received by the Warrantor) provided that the maximum aggregate liability of each Warrantor shall not exceed his Relevant Proportion of the relevant limit;

         (e) to the extent that the subject matter of a claim under any of the Warranties is capable of remedy by the Warrantors, the Purchaser shall, at the request of the Warrantors (or any of them), afford to such Warrantor(s) such reasonable opportunities as are requested by the Warrantors to remedy the subject matter of the claim;

         (f)      the Warrantors shall not be liable under the Warranties:-

                  (i) in respect of any matter or liability to the extent that specific provision (including, for the avoidance of doubt, provision for specific matters contained in any deferred tax provision and any obsolete stock provision), accrual, or reserve or note in respect thereof was made in the Accounts or the Management Accounts;

                  (ii) to the extent that any provision, accrual, reserve or note made as aforesaid proves insufficient only by reason of any increase in rates of Tax or reduction of allowances or reliefs made with retrospective effect after the date of this Agreement;

                  (iii) to the extent that such liability would not have arisen but for any alteration or enactment made after the date of this agreement of any Act of Parliament or statutory instrument or any change in interpretation of any law following the Completion Date or any change in administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of Tax or alteration in methods of applying or calculating Tax or any imposition of Tax not in effect at the date of this Agreement;

                  (iv) to the extent that such liability would not have arisen but for a voluntary act or failure to act, omission or transaction on the part of by the Purchaser and/or (at the instance of the Purchaser) by the Company occurring after the Completion Date and which the Purchaser was aware would be likely to give rise to a liability on the Warrantors under the Warranties. For the purpose of this sub-clause an act will not be treated as voluntary if it is in the ordinary course of business and/or if it is carried out pursuant to a legal obligation which existed on or before Completion;

                  (v) in respect of any liability which is contingent only, unless and until such liability becomes an actual liability and becomes due and payable provided, however, a claim may be intimated pending determination of such liability;

                  (vi) to the extent that such liability arises as a result of the cessation of any business of any Group Company after the Completion Date;

                  (vii) in respect of any matter contained in this Agreement to the extent that it is fairly disclosed in the Disclosure Letter.

(3) Without prejudice to the Purchaser's obligations under paragraph (5) below, the Purchaser shall use its reasonable endeavours to consult with the Warrantors and consider any representations of the Warrantors following such consultation prior to any admission of liability, compromise or settlement by the Purchaser or the Company in respect of any matter which has given or may give rise to a claim under the Warranties.

(4) The Purchaser shall notify the Warrantors of any matter in respect of which a claim lies or may lie against the Warrantors under the Warranties and/or the Tax Undertaking as soon as practicable after becoming aware of such matter and of the fact that such claim lies or may lie against the Warrantors and thereafter the Purchaser shall keep the Warrantors reasonably and properly informed regarding such matter. The Purchaser shall provide the Warrantors and to their professional advisers such reasonable assistance as may be requested by the Warrantors including reasonable access to all relevant books, records, documents and other information and personnel for the purpose of evaluating any claim and if the claim in question is in connection with a claim made by, or a liability of, a third party, the Purchaser shall take such action as the Warrantors may reasonably request to avoid, dispute, resist, appeal or compromise or defend the relevant claim or liability provided always that such one or more of the Warrantors making such request shall have first agreed to indemnify and to free and relieve and hold harmless the Purchaser from and against any loss, cost, expenses or liability reasonably incurred by it as a result of such action being taken.

(5) The Purchaser shall take all reasonable steps (and so far as within its power shall procure that such steps are taken) to mitigate any loss or liability which might give rise to a claim against the Warrantors under this Agreement and, without prejudice to the generality of the foregoing, procure that all reasonable endeavours are used to recover any amounts due from third parties where, in relation to any matter which may give rise to a claim under this Agreement, the Purchaser or the Company has or may have a claim against such third parties. Provided that nothing in this sub-clause will oblige the Purchaser to delay pursuing any claim against the Warrantors pending the outcome of any claim against any third party.

(6) In the event that the Warrantors have made a payment ("the claim payment") pursuant to a claim under the Warranties and the Purchaser or the Company shall receive from any source a refund or payment in respect of the matter of which such claim was made and such claim payment shall result in the Purchaser recovering more than the damage or loss arising from the matter of which the claim was made, the Purchaser shall forthwith repay to the relevant Warrantors by whom the claim payment was made a sum corresponding to the lesser of (a) the amount of such refund or payment, (b) the amount of the claim payment in either case net of any Tax and expenses, and (c) the amount of the recovery in excess of the damage or loss arising from the matter of which the claim was made.

(7) Without prejudice to the Purchaser's obligations under paragraph (5) above, where any claim against the Warrantors under the Warranties has been settled such that the Purchaser has received a full recovery for damage or loss for such matter and the Purchaser has a right of recovery or reimbursement (in whole or in part) against any other person in respect of the subject matter of such claim, the Purchaser shall at the expense of the Warrantors assign or procure to be assigned to the Warrantors, for no consideration, the benefit of such right up to the amount paid by the Warrantors to the Purchaser in settlement of such claim.

(8) Payment of any claim under any provision of this Agreement shall pro tanto satisfy and discharge any other claim which is capable of being made in respect of the same subject matter.

(9) Without prejudice to the generality of paragraph (6) above, the Purchaser shall make no claim (other than for any retention, deductibles or self-insured amounts) against the Warrantors and the Warrantors shall not be liable under this Agreement if and to the extent that the subject matter of any claim against the Warrantors is covered by a policy of insurance and payment is made by the insurer under such policy or under a similar policy effected by the Purchaser or the Company; and the Purchaser shall procure that all appropriate claims under such insurance are duly and timeously made and prosecuted in good faith.

                                  THE SCHEDULE

                                     PART 6


                                             TAX UNDERTAKING

                                             BY

                                             THE PERSONS WHOSE NAMES AND
                                             ADDRESSES ARE GIVEN IN THE SCHEDULE
                                             HERETO (hereinafter referred to as
                                             "the Warrantors")

                                             IN FAVOUR OF

                                             WEATHERFORD EURASIA LIMITED, (Reg
                                             No. 2440463) having its Registered
                                             Office at 16/17 South Quay, Great
                                             Yarmouth, Norfolk NR30 2RA
                                             (hereinafter referred to as "the
                                             Purchaser")

                                             -------------------------------

1.       DEFINITIONS AND INTERPRETATION

1.1 In the construction of this Tax Undertaking except as hereinafter defined or as provided in the instance hereof, words and expressions used in this Tax Undertaking shall have the same meanings as provided in the Share Sale Agreement among Klaas Johannes Zwart, one of the Warrantors, and others and the Purchaser and Weatherford International, Inc. dated of even date herewith ("the Agreement") and Clauses 1.3 to
         1.5 of the Agreement shall be deemed to be incorporated in this Tax Undertaking mutatis mutandis:-

         "Company"                           means all Group Companies
                                             severally;

         "Deferred Relief"                   means any Relief or right to
                                             repayment of Tax which has been
                                             treated as an asset in, or taken
                                             into account in computing (and so
                                             reducing) any provision for Tax or
                                             deferred Tax which appears in, or
                                             assumed to be available in
                                             preparing the Accounts (or which,
                                             but for the presumed availability
                                             of such Relief would have appeared
                                             in any such accounts);

         "Demand" shall mean any assessment, notice, demand or other document issued or any claim made or action taken after Completion by or on behalf of any person, authority (whether governmental, state, provincial, local or municipal or a Tax
                                             Authority) or body whatsoever
                                             (whether of the United Kingdom or
                                             elsewhere in the world) from which
                                             it appears that a Tax liability is
                                             or is sought to be imposed on the
                                             Company or that the Company may be
                                             deprived of or denied any Relief or
                                             right to repayment of Tax;

         "event" shall include, without limitation the Corporate Restructuring and any transaction, act, circumstance, event or omission of whatever nature and whether or not the Company is a party thereto and includes

                                             (without limitation) a failure to
                                             make sufficient distributions to
                                             avoid an apportionment or deemed
                                             distribution of income and
                                             completion of the sale of the Sale
                                             Shares to the Purchaser; and
                                             reference to any event on or before
                                             a date shall be deemed to include
                                             (a) any combination of two or more
                                             events, the first of which has
                                             taken place on or before that date
                                             and (b) any event which is deemed
                                             for any Tax purpose to have taken
                                             place on or before that date;

         "Relief" shall mean any relief from Tax, allowance, loss, exemption, set-off or deduction in computing or against income, profits or gains, or credit against Tax granted by or pursuant to any legislation or otherwise for Tax purposes but excludes a right to repayment of Tax;

         "Tax" shall mean all forms of taxation, whether of the United Kingdom or other parts of the world, including (without prejudice to the foregoing generality):-

                                             (a)  within the United Kingdom,
                                                  income tax (including income
                                                  tax required to be deducted or
                                                  withheld from or accounted for
                                                  in respect of any payment),
                                                  corporation tax, advance
                                                  corporation tax, value added
                                                  tax, inheritance tax, national
                                                  insurance and social security
                                                  contributions and any other
                                                  taxes, levies, duties,
                                                  charges, imposts or
                                                  withholdings whatsoever
                                                  (including those corresponding
                                                  to, similar to, replaced by or
                                                  replacing any of them), and
                                                  all costs, fines, penalties,
                                                  expenses, charges and interest
                                                  incidental or relating to the
                                                  same or to any late or
                                                  incorrect return in respect of
                                                  such taxes but specifically
                                                  excluding stamp duty.

                                             (b)  outside the United Kingdom,
                                                  identical or similar taxes to
                                                  those United Kingdom taxes
                                                  included in paragraph (a)
                                                  above, together with all other
                                                  taxes on gross or net income,
                                                  profits or gains and taxes on
                                                  receipts and sales and all
                                                  costs, fines, penalties,
                                                  expenses, charges and interest
                                                  incidental or relating to the
                                                  same or to any late or
                                                  incorrect return in respect of
                                                  such taxes;

                                             regardless (in either case) of
                                             whether any such taxes, levies,
                                             duties, imposts, charges,
                                             withholdings, penalties and
                                             interest are chargeable directly or
                                             primarily against or attributable
                                             directly or primarily to the
                                             Company, or any other person and of
                                             whether any amount in respect of
                                             any of them is recoverable from any
                                             other person as mentioned in
                                             paragraph 8 of this Tax Undertaking
                                             but excluding in either case any
                                             deferred tax;

         "Tax Authority"                     shall mean any taxing or other
                                             authority (whether within or
                                             outside the United Kingdom)
                                             competent to impose or administer
                                             any Tax liability or make any
                                             decision or ruling in respect
                                             thereof.

1.2 References to any Tax liability of the Company shall include both liabilities of the Company to make actual payments of or in respect of Tax and also:-

         1.2.1 the setting off against any income, profits or gains or any liability of the Company to make an actual payment of or in respect of Tax which were earned, accrued or received on or before Completion or in respect of a period ended on or before Completion or Tax thereon of any Relief or right to repayment of Tax which arises as a consequence of or by reference to an event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion and not as a consequence of or by reference to any event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion in circumstances where, but for such setting off, the Company would have had an actual Tax liability in respect of which the Purchaser would have been able to make a claim against the Warrantors under this Tax Undertaking; but

         1.2.2 the loss, reduction in the amount of, setting off against profits or a Tax liability of the Company or unavailability for whatever reason of any Deferred Relief or the inability of the Company to set off any advance corporation tax arising or falling due or paid by reference to an event occurring on or prior to Completion against any Tax liability arising at any time.

1.3 The amount that is to be treated for the purposes of this Tax Undertaking as a Tax liability of the Company (the "Notional Tax Liability") in any case falling within paragraph 1.2.1 or 1.2.2 of this Tax Undertaking shall be determined as follows:

         1.3.1 to the extent that the Relief or right to repayment of Tax that was the subject of the setting off mentioned in that paragraph was a deduction from or offset against Tax, the Notional Tax Liability shall be the amount of that Relief or right to repayment of Tax; and

         1.3.2 to the extent that the Relief or right to repayment of Tax that was the subject of the setting off mentioned in that paragraph was a deduction from or offset against income, profits or gains, the Notional Tax Liability shall be the amount of Tax which has been saved in consequence of the setting off.

1.4      References to:-

         1.4.1 income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which have been deemed to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax and any development value and any other standard or measure for the assessment of any Tax;

         1.4.2 any payment or distribution as being made on or before a particular date shall include:-

                  1.4.2.1 any payment or distribution which has fallen due to be made on or before that date; and

                  1.4.2.2 any event which has occurred on or before that date and is, or is deemed to be, a payment or distribution for (in either case) the purposes of any Tax; and

         1.4.3 any dividend shall include anything which is deemed to be a dividend or distribution for the purposes of any Tax.

2.       UNDERTAKING

2.1 Subject as hereinafter expressly provided, each of the Warrantors hereby undertakes for his own account only in the Relevant Proportion, and not jointly and severally, with and to the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable under the Agreement for the Sale Shares) an amount equal to the following:-

         2.1.1 any Tax liability of the Company arising as a consequence of or by reference to any event which occurred or was entered into on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax; or

         2.1.2 any Tax liability of the Company arising in respect of or by reference to any income, profits or gains earned, accrued or received on or before or in respect of a period ended on or before Completion; and/or

         2.1.3 any depletion in or reduction in value of the assets or increase in the liabilities of the Purchaser and/or the Company as a result of any Inheritance Tax which:-

                  2.1.3.1 is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

                  2.1.3.2 after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of Inheritance Tax payable as a result of the death of any person within seven years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets existed at Completion or would, if the death had occurred immediately before Completion and the Inheritance Tax payable as a result thereof had not been paid, have existed at Completion; or

                  2.1.3.3 arises as a result of a transfer of value occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company;

         2.1.4 any Tax liability of the Company for which the Company becomes liable in consequence of the failure by:-

                  2.1.4.1 any company (other than any other Group Company) which has at any time (whether before or after Completion) (a) been a member of a group (as defined from time to time for any Taxation purpose) of which the Group Company concerned has at any time prior to Completion been a member and/or (b) been under the control of any person who at any time prior to Completion had control of any Group Company; or

                  2.1.4.2 any company (other than any other Group Company) from which the Group Company has received or become entitled to receive on or before Completion in respect of shares in that other company any capital distribution (as defined in section 122(5)(b) of the TCGA); or

                  2.1.4.3 any trustees of an employee share ownership trust (within the meaning of Schedule 5 to FA 1989) established by the Group Company before

                           Completion or to which a sum has been paid by the Group Company before Completion; or

                  2.1.4.4  any other person

                  to discharge Tax within a specified period or otherwise; provided that in the case of sub-paragraph 2.1.4.4 above this paragraph 2.1.4 shall only apply insofar as such Tax arises as a result of profits earned, accrued or received or an event entered into, effected or occurring on or before Completion;

2.2 any costs and expenses properly and reasonably incurred by the Purchaser or the Company in connection with any such Tax liability as is referred to in paragraph 2.1 above or with any Demand therefor.

3.       LIMITATIONS AND EXCLUSIONS

3.1 The Warrantors shall not be liable under the undertaking contained in paragraph 2 of this Tax Undertaking in respect of any Tax liability of the Company:-

         3.1.1 to the extent that provision or reserve in respect thereof was made in the Accounts or to the extent that payment or discharge of such Tax liability was taken into account therein; or

         3.1.2 to the extent that such Tax liability arises or is increased or such provision or reserve in respect thereof as is mentioned in paragraph 3.1.1 of this Tax Undertaking is insufficient by reason only of the imposition of new forms of Tax or increase in the rates of Tax as a consequence of any change in law or in Inland Revenue or Customs and Excise or other Tax Authority's published practice or procedure or in generally accepted accountancy practice or principles occurring, made or first published after Completion and in any such case with retrospective effect; or

         3.1.3 to the extent that any amount in respect of a particular matter otherwise subject to the undertaking contained in paragraph 2 of this Tax Undertaking has been recovered under any of the Warranties in respect of the same matter; or

         3.1.4 arising in respect of or by reference to any income, profits or gains earned, accrued or received in the ordinary course of business after the Accounts Date but on or before Completion; or

         3.1.5 to the extent that any such Tax liability can be mitigated by Reliefs or rights to repayment of Tax other than such Reliefs as are referred to in paragraph 1.2 of this Tax Undertaking, provided that the Purchaser and the Company shall be entitled to use any Reliefs and/or rights to repayment of Taxation in such manner as they consider appropriate; or

         3.1.6 which would not have arisen but for a voluntary act, transaction or omission by the Company or the Purchaser carried out or occurring after Completion otherwise than in the ordinary course of business; or

         3.1.7 to the extent that it would not have arisen but for a change in the accounting practices or polices adopted for future accounts of the Company (save insofar as is necessary to comply with generally accepted accounting practice or principles in force as at Completion) or to the extent it is attributable to timing differences.

3.2 The limitations and stipulations contained in Clause 6 of the Agreement and Part 5 of the Schedule shall apply for the purposes of this Tax Undertaking to the extent specified therein.

4.       NOTIFICATION OF CLAIMS

4.1 Without prejudice to any other provision of this Tax Undertaking, if the Purchaser or the Company shall become aware of any Demand which may or will result in any claim against the Warrantors under this Tax Undertaking, the Purchaser shall as soon as reasonably practicable give or procure the giving of written notice thereof to the Warrantors setting out reasonable details of the Demand.

4.2 Subject to Clause 4.3 and to the Warrantors indemnifying and securing the Purchaser and/or the Company to the Purchaser's reasonable satisfaction against any costs, claims, liabilities and expenses (including interest on overdue Tax) which may be incurred thereby, the Purchaser shall procure at the request in writing of or on behalf of the Warrantors that the Company shall give the Warrantors such reasonable co-operation and assistance for the purposes of disputing, resisting, appealing, compromising or defending such Demand or any further Demand arising therefrom as aforesaid as the Warrantors may reasonably by written notice request.

4.3 The Purchaser and the Company shall be at liberty without reference to the Warrantors to admit, compromise, settle, discharge or otherwise deal with any Demand if the Warrantors decline to give, or delay unreasonably in giving or fail to give within 14 days of the relevant notice given to them pursuant to Clause 4.1, any such request as is mentioned in Clause 4.2 above, in which case the liability of the Warrantors hereunder shall not be diminished or extinguished on the grounds that the Purchaser or the Company took or omitted to take any action with regard to such claim.

4.4      The actions which the Warrantors may reasonably request under paragraph
         4.2 of this Tax Undertaking shall include (without limitation) the Company applying to postpone (so far as legally possible) the payment of any tax and/or (subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed)) the instruction of such solicitors or other professional advisers as the Warrantors may nominate to act on behalf of the Company to the intent that the conduct and costs and expenses of the dispute shall be delegated entirely to and be borne solely by the Warrantors, provided that neither the Purchaser nor the Company shall be required to take any action if, in the Purchaser's reasonable opinion, such action would be unduly onerous or materially prejudicial to the Purchaser or the Company or their respective business or would increase any future liability to Taxation of the Purchaser and/or the Company.

4.5 In connection with the conduct of any dispute relating to a Tax liability to which this Tax Undertaking applies:-

         4.5.1 the Warrantors shall keep the Purchaser fully informed of any relevant matters and shall promptly forward, or procure to be forwarded, to the Purchaser copies of all correspondence and other written communications pertaining to it;

         4.5.2 no correspondence shall be made to any Tax Authority without the Purchaser having been given a period of not less than ten Business Days to review and comment on the same and the Warrantors shall incorporate any reasonable comments of the Purchaser made within such period;

         4.5.3 no settlement or compromise shall be made of the matter which is the subject of the dispute nor any agreement reached in respect of any matter in its conduct which is likely to increase the amount of the resulting Tax liability without the prior written approval of the Purchaser (which shall not be unreasonably withheld or delayed);

         4.5.4 neither the Purchaser nor the Company shall be required to take any action which is unlawful, or which involves contesting any Tax assessment before any court or other appellate body unless the Warrantors (at their own cost and expense) furnish the

                  Purchaser with the written opinion of Tax Counsel of at least ten years standing to be chosen by agreement of the parties (or failing which to be chosen by the President of the Law Society of Scotland) to the effect that an appeal against the Tax assessment will on the balance of probabilities be successful. Such Tax Counsel shall be entitled (at the cost and expense of the Warrantors) to obtain opinions from any overseas advisers whom be considered appropriate in respect of any overseas Tax matters in forming his opinion; and

         4.5.5 neither the Purchaser nor the Company shall be obliged to appeal against any assessment where it is a condition of such appeal being made that all or any part of the Tax to which the assessment in question relates is paid to the relevant Tax Authority unless the Warrantors have paid to the Purchaser an amount equal to the payment which requires to be made to the relevant Tax Authority. If the whole or part of the payment is subsequently recovered by the Purchaser it shall to that extent be immediately repaid to the Warrantors together with any repayment supplement.

5.       TAX RETURNS

5.1 The Warrantors or their duly authorised agents shall prepare in conjunction with and with the approval of the Purchaser, which approval shall not be unreasonably withheld, the tax returns of the Company for all accounting periods ended on or prior to Completion, to the extent that the same shall not have been prepared before Completion and subject to Clause 5.2 shall deal with all matters (including correspondence) relating to the tax returns of the Company for all accounting periods ended on or prior to Completion provided full indemnity for such matters is provided by the Warrantors. The Purchaser shall procure that the Company shall afford such access to their books, accounts and records as is necessary and reasonable to enable the Warrantors or their duly authorised agents to prepare those returns and conduct matters relating thereto in accordance with the Warrantors' rights under this Tax Undertaking.

5.2 The Purchaser shall (provided that the Purchaser shall have been given a period of not less than ten Business Days to comment on the same) cause the returns mentioned in paragraph 5.1 of this Tax Undertaking to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Warrantors shall agree (and the Warrantors shall incorporate any reasonable comments of the Purchaser made prior to the expiry of such ten Business Day period), and shall give the Warrantors or their agents all such assistance (at the cost and expense of the Warrantors) as may be required to agree those returns with the appropriate authorities provided that the Purchaser shall be entitled to refuse to cause any such returns to be signed if they consider the return to be incorrect and in the case of any dispute as to the correctness of the return between the Warrantors and the Purchaser the matter shall be referred to a Tax Counsel of at least ten years standing agreed between the parties or, failing agreement, nominated on the application of either the Warrantors or the Purchaser by the President for the time being of the Law Society of Scotland for resolution (acting as an expert and not as an arbiter and whose costs shall be borne as between the Warrantors and the Purchaser in such manner as they shall agree or as he shall direct) and (save in the case of manifest error) the decision of such Tax Counsel shall be final and binding on the parties and the Purchaser shall cause to be signed the return in the form which is so resolved to be correct.

6.       PAYMENT OF CLAIMS

6.1 Payments by the Warrantors pursuant to the undertaking in paragraph 2 of this Tax Undertaking shall be made on the day or date specified in paragraph 6.2 below.

6.2      The days and dates referred to in paragraph 6.1 above are as follows:-

         6.2.1 if the Tax liability giving rise to a claim under this Tax Undertaking involves an actual payment of Tax by the Company the date which is three Business Days prior to the last day on which that Tax may be paid by the Company to the relevant Tax Authority in accordance with the relevant Tax legislation without incurring a liability to interest or a charge or penalty in respect of the non-payment of that Tax liability;

         6.2.2 if the Tax liability giving rise to a claim under this Tax Undertaking does not involve an actual payment of Tax:-

                  6.2.2.1 if involving the setting off in whole or in part of any Relief or right to repayment of Tax, the date on which the Tax saved thereby would otherwise have become fully due and payable to the relevant Tax Authority in accordance with the relevant Tax legislation; or

                  6.2.2.2 if involving the loss, non-availability or reduction in the amount of any Relief, the date on which any Tax first becomes payable to the relevant Tax Authority in accordance with the relevant Tax legislation but for the loss, non-availability or reduction in question;

                  6.2.2.3 if involving the loss, non-availability of or reduction in the amount of a right to repayment of Tax, the earliest date upon which the repayment of Tax would have been obtained from the relevant Tax Authority in accordance with the relevant Tax legislation but for the loss, non-availability or reduction in question;

                  6.2.2.4  in any case other than as referred to in paragraphs
                           6.2.2.1 to 6.2.2.3 (inclusive) above, the date falling seven days after the date when the Warrantors have been notified by the Company or the Purchaser of the making of a claim under this Tax Undertaking;

         6.2.3 in the case of the costs and expenses referred to in paragraph 2 of this Tax Undertaking, seven Business Days after the date on which the Purchaser or the Company produce properly receipted invoices in respect thereof to the Warrantors.

6.3 If the Warrantors shall fail to pay any sum due by them under this Tax Undertaking on the due date for payment in accordance herewith then, except to the extent that the Warrantors' liability under paragraph 2 of this Tax Undertaking compensates the Purchaser for that late payment by virtue of its extending to interest and penalties, the Warrantors shall pay interest thereon from such date until the date when payment is actually made in full (as well after as before any decree) at the rate of two per cent per annum above the base rate from time to time of the Bank of Scotland.

7.       NO WITHHOLDINGS

7.1 All sums payable by the Warrantors under this Tax Undertaking shall be paid free and clear of all deductions or withholding or set-off unless the deduction or withholding or set-off is required by law.

7.2 If any deduction or withholding or set-off is required by law to be made from any sums, the Warrantors shall be obliged to pay to the Purchaser such amount as will, after the deduction or withholding or set-off has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding or set-off.

7.3 If any Tax Authority brings into charge to Tax any sum paid to the Purchaser under this Tax Undertaking, the amount so payable shall be increased so that, after deduction of the Tax so chargeable, there shall be left a sum equal to the amount that would otherwise be payable.

8.       RECOVERY FROM THIRD PARTY

8.1 Subject to paragraph 8.3, if the Company recovers any sum (whether by payment, discount, credit or otherwise) from any third party (including any Tax Authority), or receives any repayment of Tax (including any repayment supplement) in respect of any Tax liability, for which a claim could be made or has been made under this Tax Undertaking the amount so recovered, less the reasonable costs incurred by the Company in recovering or obtaining repayment of the same, shall:-

         8.1.1 if the Warrantors have at the time of the recovery or repayment made payment under this Tax Undertaking in respect of that Tax liability, be paid forthwith to the Warrantors to the extent not exceeding the amount so paid by the Warrantors (but without prejudice to the right of the Purchaser to recover from the Warrantors under this Tax Undertaking if a further Tax liability is imposed upon the Company, whether in respect of matters to which the recovery or repayment relates or otherwise);

         8.1.2 if a claim has been made pursuant to this Tax Undertaking in respect of that Tax liability but the Warrantors have not at the time of recovery or repayment made payment in respect thereof, be set against and reduce the claim against the Warrantors in respect of such Tax liability (but without prejudice to the right of the Purchaser to recover from the Warrantors under this Tax Undertaking if a further Tax liability is imposed upon the Company, whether in respect of matters to which the recovery or repayment relates or otherwise);

         8.1.3 if no claim has been made pursuant to this Tax Undertaking in respect of that Tax liability at the time of recovery or repayment, be set against and reduce any claim that subsequently may be made against the Warrantors in respect of such Tax liability (but without prejudice to the right of the Purchaser to recover from the Warrantors under this Tax Undertaking if a further Tax liability is imposed upon the Company, whether in respect of matters to which the recovery or repayment relates or otherwise).

8.2 Upon the Company becoming aware of its ability to recover any amount as is mentioned in paragraph 8.1 of this Tax Undertaking it shall promptly notify the Warrantors and thereafter shall keep the Warrantors fully informed of the progress of any action taken.

8.3 The provisions of paragraph 8.1 shall not apply to any sum recovered where the recovery in question arises from the use by the Purchaser or the Company of a Relief or right to repayment of Tax of a type referred to in paragraph 1.2.1 or 1.2.2.

9.       GROUP RELIEF

9.1 The Purchaser may by notice in writing to the Warrantors require the Warrantors to procure that:-

         9.1.1 Ascari and IWT shall surrender to such company or companies as the purchaser shall notify to the Warrantors any Group Relief to the extent permitted by law but without any payment being made by the Purchaser or the recipient of such Group Relief in consideration of such surrender; and

         9.1.2 Ascari and IWT sign all such deeds, documents and forms as may be necessary to surrender the Group Relief referred to in Clause 9.1.1 above.

9.2      In this Clause 9, Group Relief means:-

         9.2.1    any relief surrendered or claimed pursuant to Chapter IV of
                  Part X of ICTA;

         9.2.2    any advance corporation tax surrendered or claimed pursuant to section 240 ICTA; and

         9.2.3 any refund of Tax surrendered or claimed pursuant to section 102 FA 1989.

10.      ILLEGALITY/SEVERABILITY

10.1 If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Tax Undertaking in that or any other jurisdiction or the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

10.2 Each of the indemnities and undertakings on the part of the Warrantors contained in this Tax Undertaking shall be construed separately and (save as otherwise expressly provided herein) none of the said indemnities and undertakings shall limit or govern the extent, application or construction of any other of them and notwithstanding that any such indemnity or undertaking may prove to be illegal or unenforceable the remaining such indemnities and undertakings shall continue in full force and effect.

11.      EFFECT OF DISCHARGE OF CLAIM

         For the avoidance of doubt, the Warrantors shall remain liable in accordance with the terms of this Tax Undertaking notwithstanding that any Tax giving rise to a liability to make a payment under paragraph 2 of this Tax Undertaking is or has been discharged or suffered by the relevant Group Company, whether before or after the date hereof and whether by payment or by the loss or utilisation of any Relief or right to repayment of Tax.

12.      EFFECT OF WAIVER, RELEASE, ETC. AND FAILURE OR DELAY

12.1 Any liability to the Purchaser hereunder may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards any of the Warrantors under such liability without in any way prejudicing or affecting its rights against any other or others of the Warrantors under the same or a like liability whether joint and several or otherwise.

12.2 No failure or delay by the Purchaser or the Warrantors to exercise any right or power hereunder shall operate as a waiver thereof nor shall any partial exercise preclude any other or further exercise or the exercise of any other right.

13.      STAMP DUTY

         Each of the Warrantors hereby warrants to the Purchaser for his own account only in the Relevant Proportion and not jointly and severally that all documents forming part of the title to any asset of the Company or which the Company may wish to enforce or produce in evidence are duly stamped and have where appropriate been adjudicated. The Warrantors hereby agree that in the event of a breach of this warranty they shall forthwith upon demand by the Purchaser pay to the Purchaser by way of liquidated damages an amount equal to any unpaid stamp duty and any interest or penalties payable in respect thereof.

14.      ASSIGNATION

         The provisions of Clause 12 of the Agreement shall have effect as if set out in full herein.

15.      NOTICES

         The provisions of Clause 16 of the Agreement shall have effect as if set out in full herein.


16.      GOVERNING LAW

         This Tax Undertaking shall be governed by and construed in all respects in accordance with the laws of Scotland and the parties hereto irrevocably prorogate the non-exclusive jurisdiction of the Scottish Courts.

IN WITNESS WHEREOF these presents consisting of this page and the previous pages are executed on 2 September 1999 as follows:-


                                       Klaas Johannes Zwart


                                       Mirjam Pauline Zwart


                                       Fraser Thomas Innes


                                       Stuart Edward Ferguson


SUBSCRIBED for and on behalf of Weatherford Eurasia Limited by one of its directors in the presence of-

                                       Weatherford Eurasia Limited